Exhibit 10.22
AGREEMENT OF PURCHASE AND SALE
AND JOINT ESCROW INSTRUCTIONS

By and Between
WEST OAHU MALL ASSOCIATES, LLC,
a Hawaii Limited Liability Company
and
TNP ACQUISITIONS, LLC,
a Delaware Limited Liability Company

AGREEMENT OF PURCHASE AND SALE
AND JOINT ESCROW INSTRUCTIONS
SECTION 1
SUMMARY OF BASIC TERMS
     This Purchase and Sale Agreement and Joint Escrow Instructions (the “Agreement”), dated as of the Effective Date set forth in Section 1.1, is made by and between WEST OAHU MALL ASSOCIATES, LLC, a Hawaii limited liability company (“Seller”), and TNP ACQUISITIONS, LLC., a Delaware limited liability company (“Buyer”). The terms set forth below shall have the meanings set forth below when used in this Agreement.

TERMS OF
AGREEMENT	DESCRIPTION
1.1 “Effective Date”:	July 13, 2009.

1.2 “Purchase Price”:	Twenty-Five Million Six Hundred Eighty-Eight Thousand Dollars ($25,688,000.00), plus the GSA Reimbursement amount described in Section 2.1.2.

1.3 “Deposit”:	“Initial Deposit”: Fifty Thousand Dollars ($50,000.00).

“Additional Deposit”: Two Hundred Thousand Dollars ($200,000.00).

1.4 “Escrow Holder”:	Title Guaranty Escrow Services, Inc. 235 Queen Street, 1st Floor Honolulu, Hawaii 96813 Attention: Barbara Paulo (808) 521-0209 (tel) (808) 521-0280 (fax)

1.5 “Contingency Date”:	The thirtieth (30th) calendar day after the Effective Date.

1.6 “Closing Date”:	The forty-fifth (45th) calendar day after the Contingency Date (so long as Buyer or Seller have not previously terminated this Agreement in accordance with the terms of this Agreement); provided, however, that if on such day Buyer is unable to assume the Conduit Loan because Conduit Lender has not approved Buyer’s proposed assumption, then the Closing Date shall be extended to the fifth (5th) calendar day after Buyer’s receipt of: (i) written notice that the Conduit Lender has approved Buyer’s proposed assumption of the Conduit Loan and (ii) execution

TERMS OF
AGREEMENT	DESCRIPTION
versions of the loan assumption documents, in form and substance acceptable to Conduit Lender and to Buyer; but in no event shall the Closing Date be later than September 15, 2009 (“Outside Closing Date”).

1.7 “Property”:	The Real Property, the Improvements, and all of the rights, title, interests, privileges and appurtenances which are in any way related to or used in connection with the Real Property and Improvements, and all Personal Property, Intangible Property, Leases and Contracts.

1.8 “Real Property”:	That certain real property located in the City and County of Honolulu (“County”), State of Hawaii (“State”), as more particularly described on Exhibit A attached hereto, together with all right, title and interest of the Seller in any appurtenant rights.

1.9 “Improvements”:	All buildings, fixtures, structures, parking areas, landscaping and other improvements constructed and located on the Real Property, together with all machinery and mechanical, electrical, HVAC and plumbing systems (other than Personal Property) used in the operation thereof, but excluding any such items owned by Tenants in possession or public or private utilities or contractors or vendors under contract.

1.10 “Personal Property”:	All equipment, appliances, tools, machinery, supplies, building materials and other personal property of every kind and character owned by Seller and attached to, appurtenant to, and located at and used in connection with the operation of the Improvements located at the Project including, without limitation, all attachments, appliances, fittings, gas and oil burners, automatic stokers, lighting fixtures, doors, cabinets, partitions, mantles, elevators, electric motors, pumps, screens, flag poles, waste disposal or storage equipment, all sprinklers, plumbing, heating, air conditioning, electrical, ventilating, lighting, incinerating, vacuum cleaning, refrigerating and cooling systems, each with its respective furnaces, boilers, engines, motors, dynamos, radiators, pipe, wiring and other apparatus, vaults, safes, fire prevention and extinguishing equipment, carpets, floor covering, kitchen appliances and antenna.

1.11 “Contracts”:	(i) All contracts and agreements relating to the operation and maintenance of the Project, described in Schedule 2 attached hereto, and (ii) all contracts entered into by Seller after the Effective Date and before the close of Escrow pursuant to Section 3.4.1.2.

TERMS OF
AGREEMENT	DESCRIPTION
1.12 “Intangible Property”:	All of Seller’s right, title and interest in and to the following to the extent assignable by Seller: (i) any and all intellectual property (including licenses to use same) used in connection with the ownership, use and/or operation of the Real Property, the Improvements or the Personal Property; (ii) all development rights, building, use or other permits, approvals, authorizations, licenses and consents obtained from any governmental authority in connection with the development, use, operation and management of the Real Property and the Improvements; (iii) all preliminary, final and “as-built” plans and specifications respecting the Real Property and the Improvements; and (iv) all warranties and guarantees relating to the Real Property and the Personal Property, including its physical condition (excluding Leases and Contracts)

1.13 “Leases”:	(i) All leases, licenses or occupancy agreements (including all amendments, modifications, addenda, and exhibits) affecting the Real Property, described in Schedule 1 attached hereto, and (ii) all leases entered into by Seller after the Effective Date and before the close of Escrow pursuant to Section 3.4.1.2.

1.14 “Excluded Assets”:	All right, title and interest of Seller, if any, in and to any: (i) cash or other funds, whether in petty cash or on deposit in bank accounts or in transit for deposit; (ii) impounds or reserves held by or on behalf of Seller’s lender(s) with respect to the Real Property, Personal Property and Intangible Property, including but not limited to those for taxes, insurance, replacement reserves, tenant improvements and leasing commissions (unless Buyer reimburses Seller for such impounds and reserves at Closing); (iii) receivables attributable to the period prior to Closing; (iv) refunds, rebates or other claims, or any interest thereon, for periods or events occurring prior to the Closing; and (v) utility and similar deposits except to the extent that Seller receives a credit on the closing statement or as a proration.

1.15 “Project”:	That certain shopping mall located on the Real Property, located at 86-120 Farrington Highway, Honolulu, Hawaii and commonly known as “Waianae Mall”.

TERMS OF
AGREEMENT	DESCRIPTION
1.16 “Title Company”:	Title Guaranty of Hawaii, Inc. 235 Queen Street Honolulu, Hawaii 96813 Attention: Cheryl Anzai (808) 539-7720 (tel) (808) 521-0287 (fax)

1.17 “Brokers”:	CB Richard Ellis 1001 Bishop Street Pauahi Tower, Suite 1800 Honolulu, Hawaii 96813 Attention: Scott B. Gomes (808) 521-1200 (tel) (808) 541-5155 (fax)
SECTION 2
PURCHASE
     2.1 Purchase Price; Escrow Opening. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property (excluding Excluded Assets) for the sum of the Purchase Price, which shall be paid as set forth below in this Section 2.1.
          2.1.1 Deposit. Within three (3) business days following the Effective Date, Buyer shall deliver to Escrow Holder the Initial Deposit which Escrow Holder shall invest in a federally insured interest-bearing account with a national banking association or federally chartered savings and loan association. Until the Contingency Date, the Initial Deposit shall remain immediately refundable to Buyer if this Agreement is terminated by Buyer for any reason or no reason. Within one (1) business day following the Contingency Date, provided Buyer has not terminated this Agreement on or before such date, as hereinafter provided, Buyer shall deliver to Escrow Holder the Additional Deposit, which Escrow Holder shall invest in a federally-insured, interest bearing account along with the Initial Deposit. The Initial Deposit and the Additional Deposit (if and when made) shall be collectively referred to as the “Deposit” (which term includes any interest which accrues thereon). Following the Contingency Date, the Deposit shall not be refunded to Buyer unless the transaction contemplated by this Agreement is not consummated as the result of: (a) Seller’s default under the terms of this Agreement; (b) the failure of a condition precedent to Buyer’s obligations as set forth in Section 2.4.3.1 of this Agreement; or (c) under Section 6 of this Agreement or any other provision of this Agreement which provides for the termination which does not result from the default of Buyer. The Deposit shall be credited toward payment of the Purchase Price at Closing.
          2.1.2 Purchase Price Balance. Provided that this Agreement has not previously terminated, not later than by 12:00 noon, two (2) business days prior to the scheduled Closing Date Buyer shall deliver the balance of the Purchase Price (i) adjusted for Buyer’s share of costs, expenses and prorations, (ii) net of the principal balance owing under the Conduit Loan as of the close of Escrow, and (iii) excluding the GSA Reimbursement to be paid after Closing. Buyer shall assume the Conduit Loan upon the close of Escrow. After Closing, Buyer shall pay the balance of unpaid tenant improvement costs to be reimbursed by the Government Services Association (“GSA”) with respect to Suite A-109 (“GSA Reimbursement”) to Seller immediately after receipt from GSA. This Section shall survive the Closing.
          2.1.3 Escrow Opening. Buyer and Seller shall promptly (but in no less than three (3) business days following the Effective Date) cause the opening of Escrow by delivering a fully executed copy of this Agreement to Escrow Holder, together with any additional instructions as may be necessary or convenient to implement the terms of this Agreement. The term “Escrow” means the escrow opened with Escrow Holder for the consummation of the transaction described in this Agreement.
          2.1.4 Conduit Loan Assumption.
               2.1.4.1 As used in this Agreement, the term “Conduit Loan” shall mean and refer to that certain loan, in the original principal amount of Twenty-Two Million Two Hundred Thousand Dollars ($22,200,000.00), made to West Oahu Mall Associates, LLC on or about September 19, 2005, by IXIS Real Estate Capital Inc., a New York corporation, and secured by loan documents, including but not limited to a Mortgage, Assignment of Leases and Rents and Security Agreement encumbering the Real Property and Improvements, dated September 19, 2005, made by West Oahu Mall Associates, LLC to IXIS Real Estate Capital Inc., which was recorded in the Office of the Assistant Registrar of the Land Court of the State of Hawaii as Document No. 3328441 (“Mortgage”), which loan and loan documents were subsequently assigned to Wells Fargo. The outstanding principal balance for the Conduit Loan as of March 11, 2009, was approximately Twenty-One Million One Hundred Forty-Seven Thousand Two Hundred Seventy-Eight Dollars ($21,147,278).
               2.1.4.2 As used in this Agreement, the term “Conduit Lender” shall mean and refer to Wells Fargo and/or its current servicer for the Conduit Loan.
               2.1.4.3 Within three (3) business days following the Effective Date, Seller shall send a letter to Conduit Lender: (a) notifying Conduit Lender of the existence of this Agreement; (b) identifying Buyer by name, address and telephone number; (c) notifying Conduit Lender of Buyer’s intention to assume the Conduit Loan as provided in this Agreement; (d) requesting that Conduit Lender promptly send Buyer an application to assume the Conduit Loan and such other documents and information as Buyer may need in connection with its proposed assumption of the Conduit Loan; and (e) authorizing Conduit Lender to make available to Buyer such information with respect to the Conduit Loan as Buyer shall reasonably request in connection with its proposed assumption of the Conduit Loan.
               2.1.4.4 Within ten (10) business days following the Contingency Date, Buyer shall complete and file with Conduit Lender an application to assume the Conduit Loan, together with a check in payment of Conduit Lender’s deposit for considering such an application and all statements, certificates and other documents required by Conduit Lender as part of a complete application package. Concurrently with filing the aforesaid assumption application package with Conduit Lender, Buyer hereby authorizes Conduit Lender to notify Seller as and when Conduit Lender has received said package. After the filing of the assumption application package, Buyer shall diligently prosecute such application to completion and Seller shall reasonably cooperate in connection therewith, including without limitation, the prompt delivery to Conduit Lender of such information and documents as may be required from Seller by Conduit Lender. Buyer shall give Seller written notice of Conduit Lender’s approval or disapproval of Buyer’s application to assume the Conduit Loan within three (3) days after its receipt of written notice of such approval or disapproval. Buyer shall be responsible for the payment of all application fees for the assumption application and all assumption fees and costs for the assumption of the Conduit Loan.
               2.1.4.5 In the event that the Conduit Lender does not approve Buyer’s application to assume the Conduit Loan upon terms reasonably acceptable to Buyer, either party shall have the right, in its sole discretion, to terminate this Agreement (in which event Escrow shall be canceled and the rights and obligations of the parties thereafter shall be the same as if the Agreement was terminated pursuant to the provisions of Section 2.2.2.)
               2.1.4.6 Impounds or reserves held by or on behalf of the Conduit Lender with respect to Conduit Loan, including but not limited to those for taxes, insurance, replacement reserves, tenant improvements and leasing commissions, (“Excluded Reserves”) shall be Excluded Assets and shall not be included as Property being sold to Buyer unless the Conduit Lender requires that such impounds or reserves be assigned to Buyer, in which case Buyer shall reimburse Seller for the cost thereof at the close of Escrow.
     2.2 Inspections, Investigations and Approvals. Before the Contingency Date or such earlier date as specified herein, Buyer shall have reviewed and approved, disapproved or waived, as hereafter provided, all of the following matters.
          2.2.1 Physical and Record Inspections. From and after the opening of Escrow, Buyer and Buyer’s representatives, agents and designees shall have the right to: (i) consult with any Tenants or any governmental or quasi-governmental body or agency having jurisdiction over the Property and/or the Project including, without limitation, the State and the County (the “Authorities”) for any purpose relating to the Property (provided that Buyer shall give Seller at least two (2) business day’s prior written notice of any proposed consultation, specify the Tenant(s) or other entity(ies) that Buyer desires to contact, and give Seller an opportunity to be present at such contacts or discussions (except Buyer may enter into discussions with representatives of any governmental or quasi-governmental body or agency without Seller’s participation), and in the case of contact with the Tenants, Seller (as opposed to Buyer) shall arrange the consultation), (ii) enter upon the Property, at Buyer’s sole cost, for any purpose in connection with its proposed purchase, development or operation of the Property, including, without limitation, to make such inspections, investigations and tests as Buyer may elect to make or obtain, including, without limitation, environmental Phase I and Phase II, seismic, hydrogeologic and engineering tests, analyses and studies, provided that no invasive testing shall be done without the prior written approval of Seller, which approval shall not be unreasonably withheld, and (iii) enter upon the location(s) where the Property Manager Records, as hereinafter defined, are located to inspect, review and copy same.
          In conducting any inspections, tests, investigations or studies of the Property, Buyer and Buyer’s agents and representatives shall: (i) not unreasonably disturb the Tenants or interfere with their use of the Property pursuant to their respective Leases; (ii) not unreasonably interfere with the operation and maintenance of the Property; (iii) not damage any part of the Property or any personal property owned or held by any Tenant or any third party (other than non-material damage caused by invasive testing, which will be repaired by Buyer as provided herein); (iv) not injure or otherwise cause bodily harm to Seller, or its agents, guests, invitees, contractors and employees or any Tenants or their guests or invitees; (v) comply with all applicable laws; (vi) promptly pay when due the costs of all inspections, tests, investigations, and studies done with regard to the Property; (vii) not permit any liens to attach to the Property by reason of the exercise of Buyer’s rights hereunder; (viii) promptly repair any damage to the Property resulting from the entry by Buyer or Buyer’s agents, employees, contractors and representatives or from any such inspections, tests, investigations or studies; and (ix) not reveal or disclose any information obtained concerning the Property and Due Diligence Materials, as hereinafter defined, to anyone other than Permitted Outside Parties in accordance with the confidentiality standards set forth in Section 8.15 below until after the close of Escrow. As used in this Agreement, “Permitted Outside Parties” shall mean (w) Buyer’s directors, partners, joint venture partners, equity partners, perspective investors in Buyer, members, managers, shareholders, officers, employees, accountants, and attorneys, (x) potential financing sources, (y) parties to the development/entitlement process and other representatives, in each case who have a need to know the information set forth in the Due Diligence Materials for the purpose of conducting due diligence analysis with respect to the Property and (z) any person to whom the Due Diligence Materials need to be disclosed in connection with a legal, equitable or arbitration proceeding or as may be otherwise required by law. Buyer shall obtain or cause its consultants to obtain, at Buyer’s sole cost and expense before commencement of any investigative activities on the Property, a policy of commercial general liability insurance in a form reasonably acceptable to Seller, covering any and all liability of Buyer and Seller with respect to or arising out of any investigative activities. Such policy of insurance shall be kept and maintained in force during the term of this Agreement and so long thereafter as necessary to cover any claims of damages suffered by persons or property resulting from any acts or omissions of Buyer, Buyer’s employees, agents, contractors, suppliers, consultants or other related parties. Such policy of insurance shall have liability limits of not less than One Million Dollars ($1,000,000.00) combined single limit per occurrence for bodily injury, personal injury and property damage liability and shall name Seller as an additional insured. To the fullest extent permitted by law and in addition to all other indemnities provided for in law or at equity or in the documentation for the transactions described in this Agreement, Buyer shall protect, indemnify, defend and hold the Property, Seller and Seller’s parents, subsidiaries, partners, members, participants, and affiliates, and the officers, directors, shareholders, employees, agents, representatives, contractors, and invitees of all of the foregoing, and the heirs, executors, successors and assigns of all of the foregoing (collectively, “Seller Parties”) free and harmless from and against any and all claims, damages, liens, stop notices, liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, resulting from Buyer’s inspection and testing of the Property, including, without limitation, repairing any and all damages to any portion of the Property, caused by Buyer’s conducting such physical inspections, surveys, tests, and studies, provided, however, that Buyer shall have no obligation to indemnify Seller or any Seller Parties, nor be liable for any cost, damage, loss or expense of Seller or any Seller Parties to the extent the same result from or arise out of a condition existing on the Property prior to Buyer’s inspection and testing (which includes, without limitation, the mere discovery of Hazardous Materials in, on or about the Project). Buyer shall keep the Property free and clear of any mechanics’ liens or materialmen’s liens related to Buyer’s right of inspection and the activities contemplated by this Section 2.2.1. The Buyer’s indemnification obligations set forth herein shall survive the close of Escrow and shall not be merged with the Deed, and shall survive the termination of this Agreement and Escrow.
          Within two (2) business days following the Effective Date, Seller shall deliver (or if delivery is impractical or excessively costly, make available to Buyer at Seller’s corporate office in Los Angeles, California), copies of the following documents or materials, to the extent such documents and materials are in Seller’s possession or control: (i) a list of the Personal Property; (ii) all architectural and engineering plans, specifications, and documentation respecting the Improvements, certificates of occupancy, and surveys, including the existing ALTA Survey; (iii) all engineering, soils, geotechnical, earthquake, seismic and environmental reports and audits pertaining to the Property; (iv) all Leases of all tenants of the Project (“Tenants”) and all amendments, addenda, modifications, exhibits, and supplements, thereto and all guarantees thereof, relating to all or any portion of the Project, a list of all security deposits and advance rentsand a current rent roll certified to Seller’s knowledge; (v) all Contracts relating to the Property; (vi) all financial statements related to the Project from April 1, 2005 to the present, including year-end financials, monthly operating statements, and a current rent roll (including CAM reconciliations, if any) and year-to-date financial and monthly operating statements (and CAM reconciliations, if any) for 2008; (vii) all licenses and permits in connection with the Property; (viii) the real property tax assessment and/or bills from the year 2006 to the present for the Property; (ix) utility bills; (x) the Conduit Loan documents and any other notes and security agreements affecting the Property; (xi) insurance policies and certificates of insurance from the year 2006 to the present for the Property, copies of insurance claims from the year 2006 to the present, and related correspondence; (xii) any roof, HVAC and structural reports for the Property in Seller’s possession; (xiii) any environmental reports (i.e., Phase I and/or Phase II reports) or other reports with respect Hazardous Materials with respect to the Real Property or Improvements; (xiv) warranties and guarantees and related correspondence regarding the Project; (xv) parking regulations and documentation regarding compliance with parking regulations; and (xvi) business and operation records of the Property (excepting the Excluded Documents as defined below) (“Property Manager Records”) (collectively “Due Diligence Materials”). Notwithstanding anything in this Section to the contrary, Seller shall have no obligation to make available to Buyer, and Buyer shall have no right to inspect or make copies of, any of the Excluded Documents. As used herein, “Excluded Documents” shall mean any documents involving either Seller’s financing (other than the Conduit Loan documents) or refinancing of the Property, any purchase and escrow agreements and correspondence pertaining to Seller’s acquisition or sale of the Property, any documents pertaining to the potential acquisition of the Property by any past or prospective purchasers, any third party purchasing inquiries and correspondence, appraisals of the Property, internal budgets or financial projections, documentation protected by the attorney client privilege or which constitute work product of any of Seller’s attorneys, documents including communications regarding the negotiation and documentation of the potential sale of the Property to Buyer, documents related to the organization and financial affairs of the Seller and its members, and any other internal proprietary documents which are not materially related to the maintenance and operation of the Property. Buyer shall provide Seller with reasonable prior telephone or written notice of Buyer’s intention to inspect and examine Seller’s Due Diligence Materials following the Effective Date. Seller shall provide a copy of the Due Diligence Materials to Buyer at Seller’s sole cost. Buyer shall bear the cost of all inspections and examinations of Seller’s Due Diligence Materials.

          Notwithstanding anything to the contrary in this Agreement, Buyer’s sole and exclusive remedy for a failure or alleged failure by Seller of its obligations under this Section or under any other provision requiring Seller to deliver or make available material or information, shall be to disapprove the Due Diligence Materials and other materials and information and terminate this Agreement, and in no event shall any failure or alleged failure of Seller to deliver Due Diligence Materials or other materials and information or make them available, nor any delay or alleged delay in delivering or making available Due Diligence Materials or other materials and information, constitute a breach by Seller or extend the Contingency Date or the Closing Date or otherwise delay the close of Escrow. It is understood that, except as otherwise provided in this Agreement, Seller does not make any representation or warranty, express or implied, as to the accuracy or completeness of any Due Diligence Materials or other materials or information produced by Seller, including, without limitation, Property Manager Records and any environmental audit or report. Except as otherwise provided in this Agreement, Buyer acknowledges that Seller and Seller’s affiliates shall have no responsibility for the contents and accuracy of such disclosures, and Buyer agrees that the obligations of Seller in connection with the purchase of the Property shall be governed by this Agreement irrespective of the contents of any such disclosures or the timing or delivery thereof. Buyer acknowledges that it is not relying on reports prepared by third parties, including environmental reports, delivered as part of the Due Diligence Materials, as such reports were prepared only for Seller’s benefit, and Buyer acknowledges that it needs to independently confirm all information in any such reports.
          2.2.2 Election to Proceed. Buyer shall give Seller written notice of its election to proceed with the purchase of the Property or to terminate this Agreement prior to 4:00 p.m. (Hawaii Standard Time) on the Contingency Date. If Buyer fails to give Seller such written notice by 4:00 p.m. (Hawaii Standard Time) on the Contingency Date, Buyer shall be deemed to have elected to terminate this Agreement. If Buyer timely terminates this Agreement or is deemed to have terminated this Agreement as provided herein, upon such termination, (a) each party shall promptly execute and deliver to Escrow Holder such documents as Escrow Holder may reasonably require to evidence such termination, (b) Escrow Holder shall return all documents to the respective party who delivers such documents to Escrow, (c) Escrow Holder shall immediately return the entire Deposit to Buyer and shall return any other funds deposited into Escrow, together with any accrued interest on such funds, to the party who deposited same, (d) the cancellation charges required to be paid by and to Escrow Holder and the Title Company shall be borne one-half (1/2) by Seller and one-half (1/2) by Buyer and all other charges shall be borne by the party incurring same, (e) Buyer shall return to Seller all Due Diligence Materials relating to the Property, and (f) the respective obligations of Buyer and Seller under this Agreement shall terminate; provided, however, notwithstanding the foregoing, Buyer’s indemnity obligations under Section 2.2.1 above, shall survive any such termination of the Agreement and the termination of this Agreement shall not release Buyer from any other indemnity obligations. Escrow Holder is instructed to take the actions described in the preceding sentence promptly upon such termination, and no instruction of Buyer or Seller shall be required.
          2.2.3 Seller’s Right to Terminate. Seller shall have the right to terminate this Agreement in the event that the president or a vice president of Buyer (or if Buyer does not have officers such other individual approved by Seller prior to July 19, 2009) fails to physically inspect the Real Property on or before July 19, 2009. On or before July 22, 2009, Buyer shall provide Seller with proof that such an inspection occurred, and upon a failure to provide such proof Seller shall have the right to terminate this Agreement as if the inspection did not occur even if it is later determined that an inspection was conducted. Upon such termination, (a) each party shall promptly execute and deliver to Escrow Holder such documents as Escrow Holder may reasonably require to evidence such termination, (b) Escrow Holder shall return all documents to the respective party who delivered such documents to Escrow, (c) Escrow Holder shall immediately return the entire Deposit to Buyer and shall return any other funds deposited into Escrow, together with any accrued interest on such funds, to the party who deposited the same, (d) the cancellation charges required to be paid by and to Escrow Holder and the Title Company shall be borne one-half (1/2) by Seller and one-half (1/2) by Buyer and all other charges shall be borne by the party incurring same, (e) Buyer shall return to Seller all Due Diligence Materials relating to the Property, and (f) the respective obligations of Buyer and Seller under this Agreement shall terminate; provided, however, notwithstanding the foregoing, Buyer’s indemnity obligations under Section 2.2.1 above, shall survive any such termination of the Agreement and the termination of this Agreement shall not release Buyer from any other indemnity obligations.
     2.3 Title Approval.
          2.3.1 Within two (2) business days after the Effective Date, Seller shall deliver, or cause to be delivered, to Buyer the following documents (collectively, the “Title Documents”): (A) a preliminary title report (“PTR”) issued by the Title Company with respect to the Real Property, together with legible copies of all recorded instruments reflected therein as exceptions to title (and a copy of the draft Grant of Easement for Sanitary Sewer Purposes by and between Seller, as Grantor, and Hawaii Housing Development Corporation, as Grantee, which Seller intends to record in the Office of the Assistant Registrar of the Land Court of the State of Hawaii and/or the Bureau of Conveyances of the State of Hawaii, as applicable, prior to the Contingency Date (“Sewer Easement”)); and (B) any existing survey of the Real Property currently in Seller’s possession or control (the “Survey”). Any update or revision of the Survey required by Buyer shall be done at Buyer’s sole cost and expense. Within twenty (20) calendar days of Buyer’s receipt of the last of the PTR or Survey, Buyer shall advise Seller and the Title Company of its approval or disapproval of the condition of title reflected in the foregoing documents (the “Title Notice”). Buyer’s failure to give Seller and the Title Company timely Title Notice shall be deemed approval by Buyer of the condition of title. If Buyer notifies Seller of its disapproval of the condition of title of the Property within the time specified, Seller shall have five (5) business days following receipt of Buyer’s Title Notice to advise Buyer and the Title Company, in writing, that Seller intends to cure, on or before the Closing Date (Seller having no obligation to cure), and provide Buyer and Title Company with sufficient evidence of Seller’s ability to cure, on or before the Closing Date, any matters disapproved by Buyer (“Title Cure Notice”). In the event Seller fails to give Buyer and the Title Company the Title Cure Notice or notifies Buyer that it is unable or unwilling to cure all matters disapproved by Buyer in its Title Notice, this Agreement shall terminate (in which event Escrow shall be canceled, the cancellation charges required to be paid by and to Escrow Holder and the Title Company shall be borne by Seller, and all other charges shall be borne by the party incurring same and the Deposit shall be immediately returned to Buyer), and the parties hereto shall be released and relieved of their respective obligations and liabilities hereunder except for obligations and liabilities which expressly survive termination, unless Buyer delivers written notice to Seller within five (5) business days following receipt of, or expiration of time for receipt of, the Title Cure Notice electing to continue this Agreement. Notwithstanding anything herein to the contrary, prior to or at the close of Escrow, Seller shall be responsible to pay off or otherwise remove any exceptions to title which constitute mortgages or other monetary liens of a liquidated amount (other than the instruments evidencing the Conduit Loan, including the Mortgage) and Buyer need not object to same in its Title Notice.
          2.3.2 Any update or revision of the Survey required by Buyer shall be done at Buyer’s sole cost and expense, and neither Buyer’s election to have the Survey updated or revised, nor Buyer’s receipt of an update or revision of the Survey shall (a) extend the deadline for delivery of the Title Notice or (b) the Contingency Date. Notwithstanding the preceding sentence, if Buyer elects to have the Survey updated or revised, Buyer uses its good faith efforts to procure the update to the Survey, and the update or revision of the Survey discloses new material matters or material inaccuracies in the original Survey which adversely affect title or Buyer’s ability to operate the Project in Buyer’s reasonable opinion, then Buyer may by written notice given within three (3) business days after it has received the updated or revised Survey to Seller and the Title Company, advise them of its disapproval of the update or revision of the Survey (the “Survey Disapproval Notice”). Buyer’s failure to give Seller and the Title Company timely Survey Disapproval Notice shall be deemed approval by Buyer of the update or revision of the Survey. If Buyer gives Seller and the Title Company a timely Survey Disapproval Notice, Seller shall have five (5) business days following receipt of Buyer’s Survey Disapproval Notice to advise Buyer and the Title Company, in writing, that Seller intends to cure, on or before the Closing Date (Seller having no obligation to cure), and provide Buyer and Title Company with sufficient evidence of Seller’s ability to cure, on or before the Closing Date, any matters disapproved by Buyer in its Survey Disapproval Notice (“Survey Cure Notice”). In the event Seller fails to give Buyer and the Title Company the Survey Cure Notice or notifies Buyer that it is unable or unwilling to cure all matters disapproved by Buyer in its Survey Disapproval Notice, this Agreement shall terminate (in which event Escrow shall be canceled, the cancellation charges required to be paid to Escrow Holder and the Title Company shall be borne by Seller and all other charges shall be borne by the party incurring same, and the Deposit shall be immediately returned to Buyer), and the parties hereto shall be released and relieved of their respective obligations and liabilities hereunder except for obligations and liabilities which expressly survive termination, unless Buyer delivers written notice to Seller within five (5) business days following receipt of, or expiration of time for receipt of, the Survey Cure Notice electing to continue this Agreement.
          2.3.3 Upon the Closing Date, Seller shall convey fee simple title to the Property to Buyer by the Deed (as defined below in Section 3.2.1.1), subject only to the following matters (“Approved Title Conditions”): (A) a lien for general real property taxes not yet due and payable (which shall be prorated in accordance with the provisions of this Agreement); (B) matters of title respecting the Property approved by Buyer in accordance with this Section 2.3; (C) matters affecting the condition of title to the Property created by or with the written consent of Buyer; (D) the Sewer Easement upon recordation in the Office of the Assistant Registrar of the Land Court of the State of Hawaii and/or the Bureau of Conveyances of the State of Hawaii, as applicable; and (E) the liens of the Mortgage and any other security instrument related to the Conduit Loan. The commitment by Title Company to issue to Buyer an ALTA Extended Coverage Owner’s Policy of Title Insurance (2006 form) with liability in the amount of the Purchase Price and with such endorsements reasonably requested by Buyer, showing fee title to the Property vested in Buyer subject only to the Approved Title Conditions, shall be a condition precedent to closing (“Title Policy”).

     2.4 Conditions Precedent.
          2.4.1 Conditions Precedent to Buyer’s Obligations. The obligations of Buyer to consummate the transactions provided for herein are subject to and contingent upon the satisfaction of the following conditions or the waiver of same by Buyer in writing:
               2.4.1.1 Representations, Warranties and Covenants of Seller. Seller shall have duly performed all covenants and agreements to be performed by Seller before the close of Escrow, Seller’s representations and warranties shall be true and correct as of the date hereof and as of the Closing Date with the same force and effect as if remade by Seller in a separate certificate at that time, and Seller has not caused the failure of a condition precedent in favor of Buyer by its willful misconduct.
               2.4.1.2 Estoppels. Seller shall use commercially reasonable efforts to deliver to Buyer, not later than ten (10) business days before the Closing Date, tenant estoppel certificates (dated no earlier than sixty (60) days prior to Closing) in substantially the form attached hereto as Exhibit B and incorporated herein by reference (the “Approved Estoppel Form”) or in the form required in the applicable Lease, if any Lease restricts the form of estoppel certificate that the applicable Tenant is required to give (or the approved government form for the estoppel certificate for the GSA and the State of Hawaii), from Tenants occupying at least eighty percent (80%) of the remaining rentable area, after excluding the rentable area of the leases to the State of Hawaii, in the Project (“Required Estoppels”), which shall include an estoppel certificate from Longs Drug Store and all tenants (excluding the State of Hawaii) leasing rentable area of 3,000 square feet or more. Buyer’s approval of the Required Estoppels on the Approved Estoppel Form(s) shall not be withheld so long as no material defaults of Seller as landlord or the applicable tenant are disclosed thereby and the information contained therein is in conformity with the terms contained in the applicable Lease. Seller shall request estoppel certificates from the State of Hawaii on a standard government form prepared by Buyer and delivered to Seller within two (2) days after the Effective Date, but receipt of an estoppel certificate from the State of Hawaii shall not be required and shall not be a condition to Closing. If an estoppel certificate is not received from the State of Hawaii prior to the Contingency Date, Seller shall provide an estoppel certificate executed by the Seller for the State of Hawaii lease in substitution of such estoppel certificate. If Seller is unable to provide the Required Estoppels, such failure shall not constitute a default by Seller but shall be a failure of a condition precedent giving Buyer the right to terminate under Section 2.4.3.1. Notwithstanding anything to the contrary in this Agreement, Buyer’s sole and exclusive remedy for a failure or alleged failure by Seller to fulfill its obligations under this Section, including a failure to deliver any of the Required Estoppels or substitute estoppel certificates, shall be to terminate this Agreement as set forth above or proceed to Closing, and in no event shall any such failure or alleged failure of Seller constitute a breach by Seller or extend the Contingency Date or the Closing Date.
               2.4.1.3 Title Policy Commitment. Title Company shall be unconditionally committed to issue the Title Policy to Buyer at Closing.
               2.4.1.4 Approval of Assumption of Conduit Loan. Conduit Lender shall have approved Buyer’s proposed assumption of the Conduit Loan by the Outside Closing Date.

               2.4.1.5 Delivery of Updated Rent Roll. Seller shall deliver an updated rent roll, prepared by the property manager for the Project and certified by Seller to Seller’s knowledge as true and correct, current as of the Closing Date as provided in Section 3.4.1.1 below.
               2.4.1.6 Physical Condition. The physical condition of the Property at Closing shall be substantially the same as the physical condition Property on the Contingency Date, reasonable wear and tear and minor, non-material changes and any changes approved in writing by Buyer excepted, and further subject to any changes resulting from events described in Section 6 (Damage, Destruction and Condemnation) or otherwise permitted by the terms of this Agreement.
               2.4.1.7 City Mill Lease. Seller and City Mill Company, Ltd. shall execute a new lease for a five (5) year term for premises consisting of at least approximately 30,000 square feet, with one (1) option to extend the term for a five (5) year period and base rent of not less than $0.50 per square feet of leasable area (without consideration of free rent periods). Such lease upon execution shall be deemed a Pre-Contingency Lease Transaction and shall be assumed by Buyer upon Closing. Notwithstanding anything to the contrary in this Agreement, Buyer’s sole and exclusive remedy for a failure or alleged failure by Seller or City Mill Company, Ltd. to execute such a lease or a failure to otherwise fulfill its obligations under this Section 2.4.1.7 shall be to terminate this Agreement under Section 2.4.3.1 or proceed to Closing, and in no event shall any such failure or alleged failure of Seller constitute a breach by Seller or extend the Contingency Date or the Closing Date.
          2.4.2 Conditions Precedent to Seller’s Obligations. The obligations of Seller to consummate the transactions provided for herein are subject to and contingent upon the satisfaction of the following conditions or the waiver of same by Seller in writing:
               2.4.2.1 Buyer’s Deliveries to Escrow. Buyer shall have delivered the balance of the Purchase Price to Escrow Holder not later than by 12:00 noon, two (2) business days prior to the scheduled Closing Date and shall have made the other deliveries in the form, manner and at the times specified in this Agreement.
               2.4.2.2 Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and correct as of the date made and as of the close of Escrow with the same effect as though such representations and warranties were made at and as of the close of Escrow.
               2.4.2.3 Covenants. Buyer shall have performed and satisfied all agreements and covenants required hereby to be performed by Buyer before or at the close of Escrow.
               2.4.2.4 Approval of Assumption of Conduit Loan. Conduit Lender shall have approved Buyer’s proposed assumption of the Conduit Loan by the Outside Closing Date.
          2.4.3 Failure of Conditions Precedent.
               2.4.3.1 Failure of Buyer’s Conditions Precedent. If the condition precedent set forth in Section 2.4.1.1 is not satisfied on or prior to the Closing Date and Seller has not exercised a right to terminate this Agreement under its terms, Buyer may elect, at its option, (a)

to waive the unsatisfied condition in writing and proceed to close of Escrow or (b) pursue its remedies for breach as set forth in Section 7. If any of the conditions precedent set forth in Sections 2.4.1.2, 2.4.1.3, 2.4.1.5, 2.4.1.6 and/or 2.4.1.7 are not satisfied on or prior to the Closing Date, Buyer may elect, at its option, (a) to terminate this Agreement (in which case Escrow Holder shall immediately return the Deposit to Buyer, and return to Seller and Buyer documents and funds deposited by them, respectively, into Escrow and the cancellation charges required to be paid by and to Escrow Holder and the Title Company shall be borne by Seller, and the parties hereto shall be released from all further obligations and liabilities under this Agreement except with respect to the covenants and indemnifications which shall expressly survive termination, or (b) to waive the unsatisfied condition(s) in writing and proceed to close of Escrow. the
               If the Condition Precedent set forth in Section 2.4.1.4 above is not satisfied on or prior to the fifth (5th) calendar day prior to the Closing Date, this Agreement shall terminate (unless the parties agree otherwise in writing) and the Deposit shall be immediately returned to Buyer, Seller shall pay any escrow cancellation fees, and the parties hereto shall be released from all further obligations and liabilities under this Agreement except with respect to the covenants and indemnifications which shall expressly survive termination.
               2.4.3.2 Failure of Seller’s Conditions Precedent. If the conditions precedent set forth in Sections 2.4.2.1, 2.4.2.2 and/or 2.4.2.3 are not satisfied on or prior to the Closing Date and Buyer has not exercised a right to terminate this Agreement under its terms, Seller may elect, at its option, (a) to waive the unsatisfied condition(s) in writing and proceed to close of Escrow or (b) pursue its remedies for breach as set forth in Section 7.
               If the Condition Precedent set forth in Section 2.4.2.4 above is not satisfied on or prior to the fifth (5th) calendar day prior to the Closing Date, this Agreement shall terminate (unless the parties agree otherwise in writing) and the Deposit shall be immediately returned to Buyer, Seller shall pay any escrow cancellation fees, and the parties hereto shall be released from all further obligations and liabilities under this Agreement except with respect to the covenants and indemnifications which shall expressly survive termination.
SECTION 3
CLOSE OF ESCROW/ESCROW
     3.1 Closing; Escrow.
          3.1.1 Closing. The closing shall occur on or before Closing Date. Possession of the Property shall be delivered to Buyer upon the Closing.
          3.1.2 Escrow. Upon the execution of this Agreement by Buyer and Seller, and the acceptance of this Agreement by Escrow Holder in writing, this Agreement shall constitute the joint escrow instructions of Buyer and Seller to Escrow Holder to open Escrow for the consummation of the sale of the Property to Buyer pursuant to the terms of this Agreement. Upon Escrow Holder’s receipt of the Deposit and Escrow Holder’s written acceptance of this Agreement, Escrow Holder is authorized and agrees to act in accordance with the terms of this Agreement. Buyer and Seller shall execute Escrow Holder’s reasonable general Escrow instructions upon request; provided, however, that if there is any conflict or inconsistency between such general escrow instructions and this Agreement, this Agreement shall control. Upon the close of Escrow, Escrow Holder shall pay any sum owed to Seller with immediately available federal funds.
     3.2 Deliveries to Escrow Holder.
          3.2.1 Seller’s Deliveries to Escrow Holder. By the Closing Date, Seller shall deliver to Escrow Holder:
               3.2.1.1 A limited warranty deed (“Deed”), duly executed by Seller and acknowledged in the form of, and upon the terms contained in, Exhibit C attached hereto;
               3.2.1.2 Two (2) original copies of the State of Hawaii Conveyance Tax Certificate (Form P64A) (“Conveyance Tax Certificate”) with respect to the Deed, duly executed by Seller;
               3.2.1.3 Two (2) counterparts of a bill of sale and general assignment, duly executed by Seller, substantially in the form of Exhibit D attached hereto (“Bill of Sale”);
               3.2.1.4 Two (2) counterparts of an assignment and assumption, duly executed by Seller, assigning to Buyer all of Seller’s right, title and interest in and to all Leases, in the form of Exhibit E attached hereto (“Assignment and Assumption of Leases”);
               3.2.1.5 A transferor’s certification of non-foreign status (“FIRPTA Certificate”) duly executed by Seller in the form of, and upon the terms contained in, Exhibit F attached hereto;
               3.2.1.6 A transferor’s certification that Seller is not an out-of-state resident in the form required by Section 235-68 of the Hawaii Revised Statutes, as amended, duly executed by Seller (“HARPTA Certificate”);
               3.2.1.7 A Report of Bulk Sales or Transfer as required by Section 247-43 of the Hawaii Revised Statutes, as amended, duly executed by Seller;
               3.2.1.8 A notice to all Tenants (advising the Tenants of the sale of the Project and the assignment of their Lease, and advising Tenants where to pay rent), in a form mutually acceptable to Seller and Buyer, which will be delivered by Buyer to all Tenants promptly upon close of Escrow;
               3.2.1.9 Such proof of Seller’s authority and authorization to enter into this Agreement and consummate the transaction contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller as may be reasonably required by Buyer or the Title Company;
               3.2.1.10 Any owner’s statements or affidavits as may be reasonably requested by the Title Company to issue the Title Policy;

               3.2.1.11 Immediately available funds in an amount sufficient to pay for all closing costs and expenses, including prorations, which are to be paid by Seller on the scheduled Closing Date, as reflected on the Seller’s approved closing statement (“Seller’s Closing Costs”). In the alternative, Seller may deliver to Escrow a written authorization which authorizes Escrow to use a portion of the Purchase Price due Seller at Closing to pay Seller’s Closing Costs; and
               3.2.1.12 Any other documents reasonably required to consummate the transactions contemplated herein.
          3.2.2 Buyer’s Deliveries to Escrow Holder. On or before three (3) business days prior to the scheduled Closing Date or such other date required by the terms of this Agreement, Buyer shall deliver to Escrow Holder the following instruments and documents:
               3.2.2.1 Not later than by 12:00 noon, two (2) business days prior to the scheduled Closing Date, by wire transfer of immediately available funds the balance of the Purchase Price in accordance with Section 2.1.2, and all closing costs and expenses, including prorations, which are to be paid by Buyer on the scheduled Closing Date, as reflected on Buyer’s approved closing statement;
               3.2.2.2 Two (2) counterparts of the Bill of Sale, duly executed by Buyer;
               3.2.2.3 Two (2) original copies of the Conveyance Tax Certificate duly executed by Buyer;
               3.2.2.4 Two (2) counterparts of the Assignment and Assumption of Leases, duly executed by Buyer;
               3.2.2.5 Such proof of Buyer’s authority and authorization to enter into this Agreement and consummate the transaction contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer as may be reasonably required by Seller or the Title Company; and
               3.2.2.6 Any other documents reasonably required to consummate the transactions contemplated herein.
     3.3 Costs and Expenses/Disbursements.
          3.3.1 Costs and Expenses. If the transaction contemplated by this Agreement is consummated, then upon the close of Escrow: (i) Seller shall pay (A) conveyance taxes, (B) Seller’s share of prorations, (C) the premium for the standard owner’s title policy charges for the Title Policy, (D) transfer taxes and recording fees, and (E) one-half (1/2) of all Escrow fees and costs; (ii) Buyer shall pay (A) all charges for the extended coverage portion of the Title Policy and the cost of any endorsements, (B) one-half (1/2) of all Escrow fees and costs, (C) Buyer’s share of prorations, (D) the cost of any new survey, and (E) assumption fees and costs required to be paid for the assumption of the Conduit Loan; and (iii) Buyer and Seller shall each pay their own legal and professional fees and fees of other consultants. All other costs and expenses shall be allocated between Buyer and Seller in accordance with the customary practice for a closing of a commercial real estate transaction in the State of Hawaii.
          3.3.2 Disbursements and Other Actions by Escrow Holder. On the Closing Date, Escrow Holder shall (A) cause the Deed, and any other documents which the parties may mutually direct, to be recorded in the Office of the Assistant Registrar of the Land Court of the State of Hawaii and/or the Bureau of Conveyances of the State of Hawaii, as applicable, and obtain conformed copies thereof for distribution to Buyer and Seller, (B) direct the Title Company to issue the Title Policy to Buyer, (C) disburse the Purchase Price, after adjustment pursuant to the terms of this Agreement for expenses and prorations, to Seller and deliver the balance of the funds, if any, to Buyer, (D) deliver to Buyer a conformed copy of the Deed, the FIRPTA Certificate, the HARPTA Certificate, and any other documents (or copies thereof) deposited into Escrow by Seller pursuant hereto, and (E) deliver to Seller a conformed copy of the Deed.
     3.4 Prorations.
          3.4.1 Adjustments and Prorations. The following matters and items pertaining to the Property shall be prorated as of 12:01 a.m. (Hawaii Standard Time) on the Closing Date (“Cutoff Time”). Net credits in favor of Buyer shall be deducted from the balance of the Purchase Price at the close of Escrow and net credits in favor of Seller shall be paid in cash at the close of Escrow. Except as otherwise provided herein, all such allocations and/or prorations shall be made in accordance with generally accepted accounting principles and practices and local custom and practice. Estimated prorations shall be adjusted after the close of Escrow as set forth herein.
               3.4.1.1 Rents. All fixed rent, percentage rent (“Percentage Rent”), common area maintenance (“CAM Charges”) and other reimbursement payments, and additional rent paid or payable by Tenants under the Leases (collectively, “Rent”) shall be prorated as of the Cutoff Time, except as otherwise provided herein. Seller will provide Buyer and Escrow Holder with a current rent roll as of the Closing Date to facilitate the computation of prorations. Any Rent received by Buyer or Seller after the Cutoff Time from any Tenant who owes Rent for periods prior to the Cutoff Time (“Delinquent Rent”), shall be applied, except as otherwise provided herein, (1) first, to Buyer, in an amount equal to the Rent currently due and payable post Closing by such Tenant to Buyer (2) second, to Seller and Buyer for the Rent for the month in which the Cutoff Time occurs, prorated as of the Cutoff Time, (3) third, to Seller in an amount equal to Rent owed by such Tenant for all periods prior to the Cutoff Time, and (4) the balance, if any, to Buyer. Delinquent Rent, less any costs of collection (including reasonable counsel fees and customary disbursements) reasonably allocable thereto, shall be prorated as provided above, and the party who receives such amount shall promptly pay over to the other party the portion thereof to which it is so entitled. In furtherance and not in limitation of the preceding sentence, with respect to any Tenant which has paid all Rent for periods through the Closing, if, prior to the Closing, Seller shall receive any prepaid Rent from such Tenant attributable to a period following the Closing, at the Closing Seller shall pay over to Buyer the amount of such prepaid Rent. Notwithstanding the foregoing, Seller shall have the right, upon notice to Buyer, to pursue Tenants to collect such Delinquent Rent (including, without limitation, the prosecution of one or more lawsuits), but Seller shall not be entitled to evict (by summary proceedings or otherwise) any such Tenants.

               CAM Charges shall be prorated upon the close of Escrow and again subsequent to the close of Escrow on a lease-by-lease basis. Each party shall be entitled to receive a portion of the CAM Charges payable under each Lease equal to the actual CAM Charges incurred during each party’s respective period of ownership of the Property for the CAM Lease Year in which Closing occurs. The term “CAM Lease Year” means the twelve (12) month period for which CAM Charges are owed under each Lease. Five (5) days prior to Closing Seller shall submit to Buyer an itemization of its actual CAM Charges for the CAM Lease Year through such date and the amount of CAM Charges received by Seller under each Lease as of such date, together with an estimate of CAM Charges to be incurred by the Cutoff Time. If Seller has received CAM Charges payments in excess of its actual CAM Charges, Buyer shall be entitled to receive a credit against the Purchase Price for the excess. If Seller has received CAM Charges payments less than its actual CAM Charges, Seller shall be entitled to receive any deficit but only after Buyer has received any true up payment, if any, from a Tenant. Upon receipt by either party of any CAM Charges true up payment from a Tenant, the party receiving the same shall provide to the other party its allocable share of the “true up” payment within five (5) days of the receipt thereof. To assist Buyer in preparing “true up” reconciliation at the end of the CAM Lease Year, Seller shall deliver to Buyer at the close of Escrow records of all of Seller’s CAM Charges.
               Percentage Rent shall be prorated upon the close of Escrow and again subsequent to the close of Escrow on a lease-by-lease basis. Each party shall be entitled to receive a portion of the Percentage Rent payable under each Lease equal to the actual Percentage Rent accrued during each party’s respective period of ownership of the Property for the Percentage Rent Lease Year in which Closing occurs. The term “Percentage Rent Lease Year” means the twelve (12) month period for which Percentage Rent is calculated under each Lease. At the end of the Percentage Rent Lease Year in which Closing occurs, Buyer shall calculate the Percentage Rent due from each Tenant and the allocation of Percentage Rent owed to Buyer and Seller. If Seller has received Percentage Rent payments in excess of its prorata share of Percentage Rent, Seller shall pay the excess to Buyer within five (5) days after such determination. If Seller has received Percentage Rent payments less than its prorata share of Percentage Rent, Buyer shall pay the shortfall to Seller within five (5) days after such determination.
               3.4.1.2 Post-Effective Date Agreements and Leasing Costs.
                    (i) Prior to the Contingency Date, Seller shall not enter into any new lease affecting the Property, modify or terminate any existing Lease or any lease guaranty (except upon default by a Tenant), or waive or release any material obligation of a Tenant, lease guarantor or other party (“Pre-Contingency Lease Transaction”), without first obtaining Buyer’s written approval thereof (provided Buyer is not in default of Buyer’s obligations hereunder and has delivered the Deposit to Escrow), which approval shall not be unreasonably withheld or delayed. Prior to the Contingency Date, Seller shall not enter into any new Contract or modify or terminate any existing Contract affecting the Property (except that Seller shall at its expense terminate the Property management contract and the leasing commission agreement with respect to the Property effective as of the Closing Date), without first obtaining Buyer’s written approval thereof (provided Buyer is not in default of Buyer’s obligations hereunder and has delivered the Deposit to Escrow), which approval shall not be unreasonably withheld or delayed (except that, notwithstanding the foregoing, Seller may terminate any Contract upon thirty (30) days notice to Buyer, may enter into a new Contract without the consent of Buyer if the new Contract is terminable without cause upon thirty (30) days notice, and may modify any Contract if the Contract is terminable without cause upon thirty (30) days notice) (“Pre-Contingency Contract Transaction”).
                    From and after the Contingency Date, Seller shall not enter into any new lease affecting the Property, modify or terminate any existing Lease or any lease guaranty, or waive or release any material obligation of a Tenant, lease guarantor or other party (“Post-Contingency Lease Transaction”), without first obtaining Buyer’s written approval thereof (provided Buyer is not in default of Buyer’s obligations hereunder and has delivered the Deposit to Escrow), which approval may be granted or withheld in Buyer’s sole and absolute discretion, without regard to reasonableness or other standard. From and after the Contingency Date, Seller shall not enter into any new Contract affecting the Property or modify or terminate any existing Contract (except upon default by the other contracting party) (“Post-Contingency Contract Transaction”) (collectively, “Post-Contingency Transaction”), without first obtaining Buyer’s written approval thereof (provided Buyer is not in default of Buyer’s obligations hereunder and has delivered the Deposit to Escrow), which approval may be granted or withheld in Buyer’s sole and absolute discretion, without regard to reasonableness or other standard (except that, notwithstanding the foregoing, Seller may terminate any Contract upon thirty (30) days notice to Buyer, may enter into a new Contract without the consent of Buyer if the new Contract is terminable without cause upon thirty (30) days notice, and may modify any Contract if the Contract is terminable without cause upon thirty (30) days notice).
                    (ii) Seller shall deliver to Buyer any proposed Contract or material Contract modification which is a Pre-Contingency Contract Transaction or a Post-Contingency Contract Transaction, together with such supporting documentation as Buyer may reasonably require in order to make an informed business decision with respect to the matter for which Buyer’s consent is being requested.
                    (iii) Seller shall deliver to Buyer any proposed lease or material lease modification which is a Pre-Contingency Lease Transaction or a Post-Contingency Lease Transaction, together with such supporting documentation as Buyer may reasonably require in order to make an informed business decision with respect to the matter for which Buyer’s consent is being requested, which supporting documentation shall include, without limitation, a reasonably detailed budget setting forth all tenant improvement costs, leasing commissions, free rent and other concessions and inducements (collectively, the “Leasing Costs”) which are to be borne by the landlord in connection with such proposed Pre-Contingency Lease Transaction or Post-Contingency Lease Transaction (such agreements and supporting documentation being referred to as the “Lease Package”). With respect to any proposed Pre-Contingency Lease Transaction or Post-Contingency Lease Transaction, Buyer shall be deemed to have disapproved such proposed Pre-Contingency Lease Transaction or Post-Contingency Lease Transaction unless Buyer shall have given Seller written notice of approval within five (5) business days after actual receipt by Buyer of the complete Lease Package.
                    Leasing Costs for Pre-Contingency Lease Transactions and Post-Contingency Lease Transactions approved by Buyer shall be amortized on a straight-line basis over the term of the lease (without consideration of options to extend). Seller shall be responsible for the payment of the portion of Leasing Costs allocated to the period prior to the Cutoff Time, and Buyer shall be responsible for the payment of the portion of Leasing Costs allocated to the period from and after the Cutoff Time.
               3.4.1.3 Operating Expenses. Except to the extent passed through to Tenants under Leases, Seller shall be responsible for all expenses and costs incurred or accrued in the ordinary course of the management and operation of the Property, including but not limited to general excise taxes, incurred prior to the Cutoff Time, and Buyer shall be responsible for all such expenses and costs incurred after the Cutoff Time.
               3.4.1.4 Utility Charges. Seller shall provide written notice to the utility companies of the pending change of ownership of the Property not less five (5) calendar days prior to the Closing Date and shall concurrently therewith deliver copies of such notices to Buyer. To the extent reasonably practicable, Seller shall cause all the utility meters to be read on the Closing Date. Except to the extent passed through to Tenants under Leases, Seller will be responsible for the cost of all utilities used prior to the Cutoff Time and Buyer shall be responsible for such cost after the Cutoff Time.
               3.4.1.5 Real Estate Taxes and Special Assessments. All real property taxes and assessments for the fiscal year in which the Closing shall occur shall be prorated as of the Cutoff Time. If the amount of any such item is not ascertainable on the Closing Date, proration shall be based on the most recent available bill and shall be adjusted (notwithstanding that Escrow has closed) when the final tax bills have been received.
               3.4.1.6 Prepaid Expenses. Any prepaid expenses which have been paid by Seller and which are allocable to any period after the Cutoff Time will be prorated as of the Cutoff Time.
               3.4.1.7 Security Deposits. Buyer shall be credited and Seller shall be debited with an amount equal to all unapplied Tenant security deposits or other refundable deposits actually being held by Seller under the Leases, including any accrued interest thereon which is required to be paid pursuant to the Leases or applicable law.
               3.4.1.8 Utility Deposits. Seller shall be entitled to the return of all refundable deposits, retentions, and holdbacks being held by any governmental entity, any utility company or other third party, together with all interest then accrued thereon. Buyer shall be responsible for making any deposits required by any governmental entity, any utility company or other third party.
               3.4.1.9 Conduit Loan Interest and Deposits. Interest on the Conduit Loan for the month in which the Closing occurs shall be prorated as of the close of Escrow. Interest for any period before the month in which the close of Escrow occurs, and any penalties, late fees or the like payable or accrued under the Conduit Loan before the close of Escrow, will be paid by Seller at the close of Escrow or credited towards Buyer’s obligation to pay the Purchase Price. In accordance with Section 2.1.4.6, Seller shall be credited and Buyer shall be debited with an amount equal to all reserves and other deposits made by Seller in connection with the Conduit Loan and held by Conduit Lender as of the close of Escrow.

               3.4.1.10 Insurance. Buyer will not assume any of the existing insurance policies maintained by Seller in connection with the Property. Seller shall be entitled to cancel its policies at the close of Escrow and to receive any refunds due for existing policies. Subject to the provisions of Section 6, Seller shall bear the risk of condemnation of or casualty to the Property prior to Closing.
               3.4.1.11 Other Apportionments. Other items shall be prorated as are provided for in this Agreement or as are normally prorated and adjusted in the sale of commercial real property in the State of Hawaii.
          3.4.2. Proration Statement.
               3.4.2.1 Estimated Proration Statement. Seller and Buyer shall cooperate with each other and will provide Escrow Holder with all required information (including an updated rent roll) such that Escrow Holder shall be able to prepare, no later than five (5) business days prior to the Closing Date, a settlement statement, which will include all proration estimates. Such proration estimates shall contain the parties’ reasonable estimate of the amounts of the items requiring the prorations and adjustments in this Agreement, and shall be subject to a final proration (as provided herein) as soon as the amount of each item can be ascertained with reasonable certainty.
               3.4.2.2 Final Proration. Seller and Buyer agree to make a final accounting of the adjustments and prorations within one hundred eighty (180) days after the close of Escrow. If the parties cannot agree on such final accounting then the parties shall submit such dispute to a CPA firm mutually agreed to by the parties (“Outside Accountant”). The Outside Accountant shall be furnished all records relevant to such determination. The determination of the Outside Accountant, which shall be made within a period of thirty (30) days after such submittal by the parties and receipt of such records, shall be conclusive in the absence of manifest error and each party may enter judgment thereon. The foregoing limitation shall not apply to any item which, by its nature, cannot be finally determined within the period specified. However, no further adjustments shall be made beyond six (6) months after the close of Escrow. The fees and expenses of the Outside Accountant shall be paid equally by Buyer and Seller. Either party owing the other party a sum of money based on adjustments or prorations after the close of Escrow made pursuant to the final proration shall promptly pay that sum to the other party within ten (10) business days. This Section shall survive the close of Escrow. In the event the parties cannot agree upon an Outside Accountant within seven (7) days of written request by either party, either party may petition a Judge of the Circuit Court of the First Circuit, State of Hawaii or the United States District Court for the District of Hawaii for appointment of an Outside Accountant, whose decision thereon shall be binding on the parties.
SECTION 4
REPRESENTATIONS, WARRANTIES
AND COVENANTS
     4.1 Seller’s Representations and Warranties. In addition to any other express representations or warranties of Seller contained in this Agreement, the following constitute representations and warranties of Seller to Buyer which shall be true and correct as of the date hereof and the close of Escrow as if remade in a separate certificate at that time. "To Seller’s knowledge” shall mean only the actual knowledge of Faraz Daneshgar and Edward Sulliban, property manager of the Real Property, without the duty of inquiry or investigation.
          4.1.1 Authority. Seller has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated hereby. All requisite action (corporate, trust, partnership, limited liability company or otherwise) has been taken by Seller in connection with the entering into this Agreement and the instruments referenced herein, and the consummation of the transaction contemplated hereby. No consent of any partner, shareholder, member, manager, creditor, investor, judicial or administrative body, governmental authority or other party is required. The individuals executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right, and actual authority to bind Seller to the terms and conditions hereof and thereof. This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium laws or similar laws or equitable principals affecting or limiting the rights of contracting parties generally. Additionally, Faraz Daneshgar is the principal who is most knowledgeable about the Property and is the principal to whom the asset manager responsible for the Property reports, and Edward Sulliban is the property manager most knowledgeable about the Property.
          4.1.2 No Conflicts. The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, and compliance with the terms of this Agreement will not conflict with, result in a material breach of the terms of, or constitute a material default under, Seller’s organizational documents, or any Contract, Lease, judgment or other restriction of any kind to which Seller is a party or by which Seller or the Property is bound.
          4.1.3 Adverse Claims. Seller has not received written notice of any actions, suits, arbitrations, claims or proceedings, at law or in equity, affecting the Property or in which Seller is, or will be, a party by reason of Seller’s ownership of the Property. To Seller’s knowledge, no litigation is threatened or pending against the Property. To Seller’s knowledge, no condemnation is threatened or pending against the Property, or any part thereof.
          4.1.4 Insolvency. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or, to the Seller’s knowledge, suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, or (v) admitted in writing its inability to pay its debts as they become due. Seller has not ceased operation of the Property nor has Seller notified third parties of an intention to cease operation of the Property.
          No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to Seller’s knowledge, threatened against Seller, nor are any of such proceedings contemplated by Seller.
          4.1.5 Default Notices and Governmental Regulations. Seller has not received any written notice of, nor is Seller, to Seller’s knowledge, aware of, any violations of laws,

ordinances or regulations of any governmental authority (collectively, “Laws”) bearing on the construction, alteration, rehabilitation, maintenance, use, operation or sale of the Property.
               4.1.6 Leases and Contracts. There are and will be no Leases or Contracts in effect and binding the Property and/or the Buyer after the close of Escrow other than: (i) the Leases and Contracts set forth in Schedule 1 and Schedule 2; (ii) Pre-Contingency Transactions; and (iii) Post-Contingency Transactions approved, or deemed approved, by Buyer as set forth in Section 3.4.1.2. To Seller’s knowledge, the Leases set forth in Schedule 1 are all leases and amendments in effect as to the Property as of the Execution Date. To Seller’s knowledge, the Contracts set forth in Schedule 2 are all contracts as to the Property in effect as of the Execution Date.
          4.1.7 Foreign Person. Seller is not a “foreign person” as defined in Internal Revenue Code Section 1445 and any related regulations. At the Closing, Buyer will have no duty to collect withholding Taxes for Seller pursuant to the Foreign Investment in U.S. Real Property Tax Act of 1980, as amended.
          4.1.8 Permits. To Seller’s knowledge, all building permits, certificates of occupancy, business licenses and, without limitation, all other licenses and permits required in connection with the construction, use or occupancy of the Property have been obtained, are in effect and in good standing, and have been complied with.
          4.1.9 Tenant Rent Roll. To Seller’s knowledge, the tenant rent roll attached hereto as Schedule 3 is a true and accurate tenant rent roll as of the date of such tenant rent roll.
          4.1.10 Operating Statements. The operating statements attached hereto as Schedule 4 are operating statements maintained by Seller in the ordinary course of business and upon which Seller relies in the operation of the Property.
          4.1.11 Tenant Operations. To Seller’s knowledge, as of the Effective Date only (notwithstanding Section 4.1 or anything else to the contrary herein) no Tenant has filed a petition for bankruptcy or has ceased or threated to cease its operations at the Real Property.
     4.2 Buyer’s Representations, Warranties and Covenants. In addition to any express agreements of Buyer contained herein, the following constitute representations, warranties and covenants of Buyer to Seller. The representations and warranties shall be true and correct as of the date hereof and the close of Escrow as if remade in a separate certificate at that time. “To the Buyer’s Knowledge” shall mean only the actual knowledge of Steve Corea, without duty of inquiry or investigation.
          4.2.1 Organization. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware and Buyer, or Buyer’s permitted assignee, is (or will be prior to the close of Escrow ) authorized to do business in the State of Hawaii.
          4.2.2 Authority. Buyer has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated hereby. All requisite action (corporate, trust, partnership, limited liability company or otherwise) has been taken by Buyer in connection with the entering into this Agreement and the instruments referenced herein, and the consummation of the transaction contemplated hereby. No consent of any partner, shareholder, member, manager, creditor, investor, judicial or administrative body, governmental authority or other party is required. The individuals executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms and conditions hereof and thereof. This Agreement and all documents required hereby to be executed by Buyer are and shall be valid, legally binding obligations of and enforceable against Buyer in accordance with their terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium laws or similar laws or equitable principals affecting or limiting the rights of contracting parties generally.
          4.2.3 No Conflicts. The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, and compliance with the terms of this Agreement will not conflict with, result in a material breach of the terms of, or constitute a material default under, Buyer’s organizational documents, or any contract, judgment or other restriction of any kind to which Buyer is a party or by which Buyer or its properties are bound.
          4.2.4 Condition of Property. Buyer acknowledges that the Property requires extensive renovation and capital expenditures, including but not limited to the condition of roofs and the parking lot.
     4.3 OFAC. To the best of Buyer’s knowledge, neither Buyer nor any partner, member or stockholder of Buyer is, and no legal or beneficial interest in any partner, member or stockholder of Buyer is held directly or indirectly by, any person or entity that appears on a list of individuals and/or entities for which transactions are prohibited by the U.S. Treasury Office of Foreign Assets Control or any similar list maintained by any other governmental authority, with respect to which entering into transactions with such a person or entity would violate the U.S. Patriot Act or regulations or any Presidential Executive Order or any other similar applicable law, ordinance, rule or regulation. At any time during or after the term of this Agreement, Buyer agrees to furnish Seller such evidence as may be reasonably requested by Seller to confirm the foregoing; provided however, that if and to the extent Buyer discloses any Investor lists or similar information to Seller, Seller shall maintain such information in strict confidence, and shall use such information solely for the purpose of confirming that Buyer is OFAC compliant.
     4.4 Covenants of Seller. From the Effective Date and until the close of Escrow:
          (a) Seller shall continue to operate and maintain the Project in a manner generally consistent with the manner in which Seller has historically operated and maintained the Project.
          (b) Seller will maintain all existing insurance covering the Project, consistent with Seller’s historical insurance program.
          (c) Seller will comply with all terms and conditions of the Mortgage and all other Conduit Loan documents.
          (d) Seller will perform all of the obligations of landlord under the Leases and will not terminate any Lease except for default by the Tenant under the terms of a Lease.

          (e) Seller will perform all of its obligations under the Contracts and will not terminate any Contract except for default by the other party to the Contract under the terms of the Contract.
          (f) Except for the Sewer Easement, Seller will not further encumber the Property or enter into any agreement to sell or transfer all or any part of the Project except upon termination of this Agreement in accordance with the terms of this Agreement or except for back up offers contingent on the termination of this Agreement (but no such back up offers may be obtained after the Contingency Date, provided that Buyer has elected to proceed with the transaction).
          (g) Seller will not enter into any new Leases or Contracts, or modify any Leases or Contracts, except in accordance with Section 3.4.1.2.
SECTION 5
DISCLAIMERS; “AS IS” CONVEYANCE;
INDEMNIFICATION; DISCHARGE;
LIMITATION ON CLAIMS
     5.1 Disclaimers. Except for the express provisions of this Agreement, Seller hereby disclaims and shall not be liable for any oral and/or written statements, conversations, representations and information, if any, made or given by Seller, any of the Seller Parties, any Broker or any other person to Buyer, to any agent or employee of Buyer or to any other person with respect to any aspect or feature of the Property (including, without limitation, any information related to the Property’s value, condition, or compliance with laws, the status of permits or approvals, or the existence of any Hazardous Materials on the Property). All such statements, conversations, representations and information, if any, are merged into and superseded by this Agreement, and Buyer hereby agrees that Buyer shall not be entitled to rely upon any such statements, conversations, representations or information. The provisions of this Section shall survive the termination of this Agreement and/or the close of Escrow and the recordation of the Deed.
     5.2 As-Is Conveyance. Buyer hereby agrees that, upon the Closing Date, Buyer shall conclusively be deemed to have accepted the Property in its then existing condition, “AS IS, WHERE IS AND WITH ALL FAULTS” without representation or warranty of any kind or nature whatsoever except as expressly set forth in this Agreement, and with all faults and problems of any kind and/or nature whatsoever that may then exist, whether the same are of a legal nature, a physical nature, or otherwise. Buyer further acknowledges that except as expressly set forth in this Agreement such existing conditions, faults, and problems include or may include (by way of illustration only, and without in any way limiting the generality of the foregoing) the following: (a) any possibility that the construction and/or use of the Property may not be in accordance with applicable statutes, ordinances, rules, regulations, building codes, zoning restrictions, master plan restrictions, or administrative or judicial orders or holdings, whether or not appearing in the public records or in material supplied to Buyer by Seller, if any, or otherwise; (b) any possibility that construction defects may exist in the Property; and (c) any possibility that the Property is contaminated with any toxic, hazardous or radioactive substances, materials, or waste, including but not limited to, any radioactive, hazardous or toxic substance, material or waste which is regulated by any local governmental authority, the State or the United States Government, any material or substance which is defined as a “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” or “hazardous substance” under any state or federal law, asbestos, lead, and/or petroleum (the “Hazardous Materials”). Except as expressly set forth in this Agreement, Buyer shall, at Buyer’s sole cost and expense, conduct and rely exclusively upon its own independent investigation and evaluation of the Property and the transaction contemplated by this Agreement. The provisions of this Section shall survive the termination of this Agreement and/or the close of Escrow and the recordation of the Deed.
     5.3 Indemnification.
          5.3.1 Seller’s Indemnification. Seller’s obligations pursuant to this Section 5.3.1 shall survive the close of Escrow for a period of one hundred eighty (180) days. Seller at its sole cost and expense hereby agrees to indemnify, defend (with counsel reasonably acceptable to Buyer), protect and hold harmless Buyer, any successors to Buyer’s interest in the Property and their respective parents, subsidiaries, partners, members, managers, participants and affiliates, and its and their respective shareholders, directors, officers, employees, agents and representatives, and the heirs, successors and assigns of all of the foregoing (collectively, the “Buyer Parties”) from and against any and all claims, demands, losses, damages, liabilities, fines, penalties, charges, taxes, administrative and judicial proceedings and orders, judgments, and all costs and expenses incurred in connection therewith, including, without limitation, reasonable attorneys’ fees and costs of defense and reasonable costs and expenses of all experts and consultants (collectively, the “Losses”), arising out of any one or more of the following: (i) subject to Section 7.3, the breach of any covenant of Seller contained in this Agreement or the inaccuracy of any representation or warranty of Seller contained in this Agreement; or (ii) claims, lawsuits, actions or proceedings, brought by a third party against Buyer arising from Seller’s ownership or operation of the Property before the close of Escrow (including lawsuits, actions or proceedings brought by a third party against Buyer relating to Hazardous Materials located on the Property on or before the close of Escrow and/or released from the Property on or before the close of Escrow but excluding obligations assumed by Buyer under the terms of this Agreement).
          5.3.2 Buyer’s Indemnification. Buyer’s obligations pursuant to this Section 5.3.2 shall survive the close of Escrow for a period of one hundred eighty (180) days. Buyer, at its sole cost and expense, hereby agrees to indemnify, defend (with counsel reasonably acceptable to Seller), protect and hold harmless Seller Parties and any successors to Seller’s interest in the Property and their parents, subsidiaries, partners, members, managers, participants, and affiliates, officers, directors, shareholders, employees, agents, representatives, contractors, and invitees, from and against any and all Losses arising out of any one or more of the following: (i) subject to Section 7.2, the breach of any covenant of Buyer contained in this Agreement, or the inaccuracy of any representation or warranty of Buyer contained in this Agreement; or (ii) Buyer’s ownership of the Property or the operation of the Property on or after the close of Escrow (including lawsuits, actions or proceedings relating to Hazardous Materials brought to the Property after the close of Escrow or released from the Property after the close of Escrow and any other physical aspect of the Property).
     5.4 Limitation on Claims. Notwithstanding any provision of this Agreement to the contrary, Seller shall not have any liability with respect to any of the representations and warranties set forth in this Agreement if, before the close of Escrow, Seller provides Buyer with written notice of information, or Buyer otherwise obtains actual knowledge of information (from whatever source, including, without limitation, as a result of Buyer’s due diligence tests, investigations and inspections of the Property), that contradicts any of such representations and warranties, or renders any of such representations and warranties untrue or incorrect, and Buyer with such knowledge nevertheless consummates the transaction contemplated by this Agreement. Notwithstanding any provision of this Agreement to the contrary, in no event shall either party be liable to the other for indirect, special, consequential (including lost profits) or punitive damages arising out of or in connection with this Agreement. For purposes of this Section, Buyer’s actual knowledge of information shall mean the actual knowledge of Steve Corea. The provisions of this Section shall survive the termination of this Agreement and/or the close of Escrow and the recordation of the Deed.
SECTION 6
DAMAGE, DESTRUCTION AND CONDEMNATION
     6.1 Buyer’s Right to Terminate. In the event of the occurrence of any of the following after the Effective Date and before the close of Escrow: (i) the commencement of any eminent domain or condemnation proceedings with respect to any material portion of the Project or which would materially restrict access to the Project, as determined in Buyer’s reasonable discretion; or (ii) any casualty which shall cost in excess of Two Hundred Thousand Dollars ($200,000.00) or which would take more than six (6) months to repair or which would allow any Tenant to terminate its Lease, Buyer shall have the right to terminate this Agreement within the twenty (20) day period after the date Buyer receives written notice of such damage, taking or condemnation (during which time period Seller will cooperate with Buyer so that Buyer can determine the scope of such condemnation or damage, the estimated cost and time to repair, and the availability of insurance proceeds). If Buyer elects to terminate this Agreement, the Deposit, together with any accrued interest thereon, then held by Escrow Holder shall be immediately returned to Buyer, and both parties shall be relieved of any further obligations hereunder, except those which expressly survive the termination hereof. In such event, Seller shall be responsible for the payment of all Escrow costs and cancellation fees.
     6.2 If No Termination. In the event Buyer does not terminate this Agreement pursuant to Section 6.1 above or in the event of the occurrence of any casualty to the Property after the Effective Date and before the close of Escrow which shall cost Two Hundred Thousand Dollars ($200,000.00) or less, will take less than six (6) months to repair and will not allow any Tenant to terminate its Lease, or the commencement of any eminent domain or condemnation proceedings with respect to any non-material portion of the Property, the obligations of the parties hereunder shall be unaffected and the parties shall proceed to close of Escrow without reduction of the Purchase Price. In such case, Seller shall deliver to Buyer, on the Closing Date, as applicable (i) the proceeds, if any, of all insurance coverage applicable to such damage previously received by Seller and an assignment of all insurance proceeds, if any, applicable thereto, plus an amount equal to the lesser of (1) the deductible amount under Seller’s casualty insurance policy, or (2) the difference obtained by subtracting the insurance proceeds available on account of such damage from the reasonable cost to repair or restore the damaged property, or (ii) the condemnation proceeds, if any, previously received by Seller and an assignment of all condemnation proceeds, if any, applicable thereto. Seller shall not settle any insurance or condemnation claim without the prior written consent of Buyer which shall not be unreasonably withheld or delayed.

SECTION 7
DEFAULT, TERMINATION AND REMEDIES
     7.1 Seller’s Default/Buyer’s Remedies. If Seller is in default in the performance of any obligation or covenant under this Agreement, and Buyer is not in default, Buyer shall elect as its sole remedy one of the following: (i) to terminate this Agreement, and upon such termination: (a) Buyer shall be entitled to the immediate return of the Deposit, together with any accrued interest thereon; (b) Seller shall pay all escrow cancellation charges; and (c) only in the event that Seller’s default is a refusal to close the purchase and convey the Property in accordance with the terms of this Agreement after written demand by Buyer to do so or a refusal to cause the removal of a monetary lien on the Real Property which is not one of the Approved Title Conditions on or before Closing after written demand by Buyer to do so, Seller shall reimburse Buyer for Buyer’s documented, reasonable out-of-pocket costs incurred to third parties in connection with its due diligence review up to a maximum amount of Seventy-Five Thousand Dollars ($75,000.00), or (ii) to bring a suit for specific performance; provided that Buyer shall retain the right to assert a damage claim arising under Sections 3.4.2.2, 4.1, 4.4, 5.3.1, 8.15 and convenants contained in any conveyance document executed and delivered at Closing, subject to the limitations set forth in such Sections, Section 5.4 and Section 7.3. Unless otherwise expressly stated herein, the remedies provided for in this Section are Buyer’s sole and exclusive remedies in the event of any default by Seller, and Buyer waives the right to any and other remedies not specifically provided for under this Section including, without limitation, damages, as to any default by Seller; provided that Buyer shall retain the right to assert a damage claim arising under Sections 3.4.2.2, 4.1, 4.4, 5.3.1, 8.15 and convenants contained in any conveyance document executed and delivered at Closing, subject to the limitations set forth in such Sections, Section 5.4 and Section 7.3. Buyer shall be deemed to have elected to terminate this Agreement pursuant to clause (i) above, and have waived, released and forever relinquished any right Buyer may now have or may later acquire to seek specific performance or to place any liens or encumbrances including a notice of lis pendens on the Property if Buyer fails to deliver to Seller written notice of its intent to assert a cause of action for specific performance within ninety (90) days after the Closing Date or, having given such notice, fails to file a lawsuit asserting such cause of action in the proper court within ninety (90) days after the date of such notice. If Seller is in default and Buyer is not in default, Buyer shall not be required to deposit the balance of the Purchase Price into Escrow as a condition to seeking specific performance.
     7.2 Buyer’s Default/Seller’s Remedies. If Buyer is in default in the performance of any obligation or covenant under this Agreement, and Seller is not in default, then Seller’s sole and exclusive remedy, except for reasonable attorneys’ fees incurred by Seller to collect the Deposit if contested by Buyer without a legal basis for doing so, indemnifications by Buyer and remedies in connection with provisions of this Agreement which expressly survive the termination of this Agreement, shall be to terminate this Agreement in which event Seller shall be entitled to the Deposit as full and complete liquidated damages (“Liquidated Damages”) for Buyer’s default of its obligations under this Agreement. The parties have determined that if Buyer breaches this Agreement and fails to purchase the Project as contemplated herein, the damages to Seller will be extremely difficult and impractical to ascertain, and that under the circumstances existing as of the date of this Agreement, the Liquidated Damages provided for in this Section represent a reasonable estimate of the damages which Seller will incur as a result of such failure; provided, however, that this provision shall not waive or affect Seller’s right to reasonable attorneys’ fees incurred to collect the Liquidated Damages if contested by Buyer, Seller’s rights to indemnification as set forth in this Agreement and remedies in connection with provisions of this Agreement which expressly survive the termination of this Agreement. Buyer wishes to limit its liability in the event of its breach of this Agreement and failure to purchase the Property, and Seller has agreed to a limitation. Upon receipt of the Liquidated Damages Seller shall be deemed to have absolutely waived all other remedies at law or in equity which it may have related to such refusal or failure of Buyer to close (including, without limitation, the remedies of specific performance and damages) except for Seller’s right to reasonable attorneys’ fees incurred to collect the Liquidated Damages if contested by Buyer, Seller’s rights to indemnification as set forth in this Agreement and remedies in connection with provisions of this Agreement which expressly survive the termination of this Agreement.
     The parties have set forth their initials below to indicate their agreement with the Liquidated Damages provision contained in this Section.

Seller’s Initials	Buyer’s Initials
     7.3 Limitation on Liability. Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller or Buyer in connection herewith: (i) Seller and Buyer shall have no liability for any breach of this Agreement, including Sections 3.4.2.2, 4.1, 4.2, 4.4, 5.3.1, 5.3.2 and 8.15, unless all losses resulting therefrom shall exceed, in the aggregate, the amount of Twenty-Five Thousand Dollars ($25,000.00); (ii) the maximum aggregate liability of Seller or Buyer for all breaches of this Agreement by them, respectively (including, without limitation, the breach of any representations and warranties contained herein) shall not exceed Six Hundred Thousand Dollars ($600,000.00); and (iii) all claims of Seller and Buyer are waived if not made within ninety (90) days after the Closing Date; provided that the provisions of this Section 7.3 shall not amend or limit the provisions of Section 7.2 and as to claims by Seller against Buyer shall only apply to claims in addition to liquidated damages, and in the event of conflict between the provisions of Section 7.2 and this Section 7.3 the provisions of Section 7.2 shall prevail. The foregoing limitations shall not apply to claims made in connection with any substituted estoppel certificates provided by Seller pursuant to Section 2.4.1.2 hereof. The provisions of this Section 7.3 shall survive the close of Escrow and shall not be merged with the Deed. In addition, Buyer and Seller agrees to look solely to the assets of the other party for the enforcement of any claims against such other party and that none of the officers, directors, employees, partners, shareholders, managers, or members of or in such other party shall have any personal liability for any obligations under this Agreement or with respect to the Property.
     7.4 Notice and Cure. Notwithstanding anything to the contrary contained in this Agreement, neither party shall be charged with default hereunder unless the party asserting such default first delivers written notice of such default to the party charged with default and Escrow Holder and the party charged with default fails to cure the default within seven (7) days of such notice.

     7.5 Guaranty. Seller will cause 3D Investments, LLC to execute a guaranty of liability arising from the breach of this Agreement by Seller up to a maximum guaranty amount of Six Hundred Thousand Dollars and No/100 Dollars ($600,000.00); provided that if the Seller, Buyer and 3D Investsments, LLC do not agree in their sole discretion on the form of the guaranty on or before the third (3rd) business day before the Contingency Date, Seller or Buyer may terminate this Agreement. Upon such termination the Deposit shall be returned to Buyer, Buyer shall return all Due Diligence Documents to Seller, the cancellation charges required to be paid by and to Escrow Holder and the Title Company shall be borne one-half (1/2) by Seller and one-half (1/2) by Buyer and all other charges shall be borne by the party incurring same, and both parties shall be relieved of any further obligations hereunder, except those which expressly survive the termination hereof.
SECTION 8
MISCELLANEOUS
     8.1 Notices. Any notice, consent or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given (i) upon hand delivery, (ii) upon actual receipt if delivered by Federal Express or other reliable overnight courier service, as evidenced by such courier’s delivery certificate or delivery logs, (iii) upon electronic mail or facsimile transmission with confirmation (except that if the date of such transmission is not a business day or if such transmission is made after 4:00 p.m. (California Time) on a business day, then such notice shall be deemed to be given on the first (1st) business day following such transmission), or (iv) on the date of actual delivery if deposited in the United States mail, registered or certified mail, postage prepaid, return receipt required, as evidenced by the carrier’s delivery receipt or delivery logs, and addressed as follows (or such other address as either party may from time to time specify in writing to the other):
          If to Seller:
West Oahu Mall Associates, LLC
1880 Century Park East, Suite 810
Los Angeles, California 90067
Attention: Faraz Daneshgar
Fax: (310) 276-1590
Phone No.: (310) 276-1290
Email: faraz@3dinvestments.com
          with a duplicate copy to:
Rush Moore LLP
737 Bishop Street, Suite 2400
Honolulu, Hawaii 96813
Attention: David Shibata, Esq.
Fax: (808) 521-0497
Phone No.: (808) 521-0436
Email: dshibata@rmhawaii.com

          If to Buyer:
TNP Acquisitions, LLC
c/o Thompson National Properties, LLC
1901 Main Street, Suite 108
Irvine, CA 92614
Attention: Stephen Corea
Phone No.: (949) 833-UCLA (8252)
Fax: (949) 252-0208
Email: S.Corea@tnpre.com
          with a duplicate copy to:
Gregory Kaplan, PLC
7 East Second Street
Richmond, Virginia 23224
Attention: Joseph J. McQuade
Phone No.: (804) 916-9027
Fax: (804) 916-9127
jmcquade@gregkaplaw.com
          If to Escrow Holder:
Title Guaranty Escrow Services, Inc.
235 Queen Street, First Floor
Honolulu, Hawaii 96813
Attention: Barbara Paulo
Fax No: (808) 521-0280
Phone No.: (808) 521-0209
Email: bpaulo@tghawaii.com
     8.2 Broker. At the close of Escrow, Seller shall pay from funds accruing to Seller through Escrow, any brokerage commission and fees owed to the Brokers in connection with the transactions contemplated by this Agreement. Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no other broker or finder has been engaged by it, respectively, in connection with any of the transactions contemplated by this Agreement, or to its knowledge is in any way connected with any of such transactions. If any such claims for additional brokers’ or finders’ fees or commissions in connection with the negotiation, execution or consummation of this Agreement, then Buyer shall indemnify, save harmless and defend Seller from and against such claims if they shall be based upon any statement, representation or agreement made by Buyer, and Seller shall indemnify, save harmless and defend Buyer if such claims shall be based upon any statement, representation or agreement made by Seller.
     8.3 Assignment. Buyer is permitted to assign this Agreement to a new special purpose entity, provided that (i) such new entity is an Affiliate of Buyer, (ii) the assignment shall not release Buyer from its obligations under this Agreement, (iii) the assignment does not delay the close of Escrow, (iv) the permitted assignee assumes all duties and obligations of Buyer under this

     Agreement, including but not limited to the prohibitions on assignment contained in this Section, (v) Seller is provided with a copy of the assignment which includes such assumption by the assignee, and (vi) Seller is given copies of any formation document confirming the above matters. This Agreement shall not otherwise be assignable or transferable in whole or in part, or by operation of law, by either party and nothing in this Agreement is intended to confer upon any person, other than the parties hereto and permitted assignees of Buyer, any rights, remedies or obligations under, or by reason of, this Agreement. The term “Affiliate” means an entity directly or indirectly, through one or more intermediaries, controlled by or under common control with the Buyer.
     8.4 Rule 3-14 Audit and SEC Filing Requirements. Buyer’s auditor may conduct an audit, as may be required of Buyer pursuant to Rule 3-14 of Securities and Exchange Commission Regulation S-X (the “Audit”), of the income statements of the Property for the last complete fiscal year immediately preceding the Closing Date and the stub period through the Closing Date (the “Audit Period”). Seller shall reasonably cooperate (at no cost to Seller) with Buyer’s auditor in the conduct of the Audit. Without limiting the foregoing, (a) Buyer or its designated independent or other auditor may audit the operating statements of the Property, at Buyer’s expense and, upon Buyer’s prior written request, Seller shall allow Buyer’s auditors reasonable access to such books and records maintained by Seller in respect to the Property and pertaining to the Audit Period as necessary to conduct the Audit; and (b) Seller shall use reasonable efforts to provide to Buyer such existing financial information as may be reasonably required by Buyer and required for Buyer’s auditors to conduct the Audit; provided, however, that the ongoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession or control of Seller, the Seller’s accountants or the applicable property or asset manager, at no cost to any of such parties, and in the format that Seller has maintained such information.
     8.5 Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.
     8.6 Waivers. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.
     8.7 Government Approvals. Nothing contained in this Agreement shall be construed as authorizing Buyer to apply for a zoning change, variance, subdivision maps, lot line adjustment or other discretionary governmental act, approval or permit with respect to the Property before the close of Escrow, and Buyer agrees not to do so without Seller’s prior written approval, which approval may be withheld in Seller’s sole and absolute discretion. Buyer agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents before the close of Escrow unless first approved by Seller, which approval Seller may withhold in Seller’s sole discretion. Buyer’s obligation to purchase the

     Property shall not be subject to or conditioned upon Buyer’s obtaining any variances, zoning amendments, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit.
     8.8 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the parties hereto.
     8.9 Attorneys’ Fees. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party arising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover from the other party all costs and expenses of the action, suit or arbitration proceeding, including reasonable attorneys’ fees and costs resulting therefrom.
     8.10 Entire Agreement. This Agreement (including all exhibits attached hereto) is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the parties. The parties do not intend to confer any benefit hereunder on any person, entity, firm or corporation other than the parties hereto.
     8.11 Time of Essence. Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach under this Agreement by the party so failing to perform.
     8.12 Construction. Headings at the beginning of each Section and subparagraph are solely for the convenience of the parties and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to Sections and subparagraphs are to this Agreement. All exhibits referred to in this Agreement are attached and incorporated by this reference. As used herein, the term “business day” means a day other than a Saturday, Sunday or federal or Hawaii state holiday. If Buyer or Seller is required to take any action under the terms of this Agreement on a Saturday, Sunday or federal or Hawaii state holiday, then the action may be taken on the next succeeding business day.
     8.13 Applicable Law and Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Hawaii, excluding its choice of law rules that may otherwise require the application of the law of another jurisdiction (provided however that the laws of the State of California shall apply as to any claim by Buyer after Closing if Seller has distributed assets and there are insufficient funds or assets owned or held by Seller to pay potential claims made by Buyer). Any legal action or any other proceeding, including an action for declaratory relief or any proceeding in bankruptcy, brought to enforce the Agreement or because of or relating to any dispute, breach, default, or misrepresentation in connection with the Agreement, shall be brought and maintained solely in the Circuit Court of the First Circuit, State of Hawaii, or the United States District Court for the District of Hawaii, as appropriate. Buyer and Seller by execution of this Agreement consent to exclusive personal jurisdiction and venue in such courts, and waive any right to object to such forum or seek any transfer or change of venue to any other forum.
     8.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, together, shall constitute one and the same instrument.
     8.15 No Joint Venture. This Agreement shall not create a partnership or joint venture relationship between Buyer and Seller.
     8.16 Confidentiality and Publicity. The parties shall at all times keep this transaction and any documents received from each other confidential, except as expressly set forth herein and except to the extent necessary to (a) comply with applicable law and regulations, or (b) carry out the obligations set forth in this Agreement. Any such disclosure to third parties shall indicate that the information is confidential and should be so treated by the third party. Prior to the Closing Date, no press release or other public disclosure may be made by Seller or Buyer or any of their respective agents concerning this transaction without the prior written consent of the other.
     8.17 Required Actions of Buyer and Seller. Buyer and Seller agree to execute all such instruments and documents and to take all actions pursuant to the provisions hereof in order to consummate the purchase and sale herein contemplated and shall use their commercially reasonable best efforts to consummate the transaction contemplated by this Agreement in accordance with the provisions hereof.
     8.18 Waiver Of Jury Trial. Seller and Buyer, to the extent they may legally do so, hereby expressly waive any right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or with respect to this Agreement, or in any way connected with, or related to, or incidental to, the dealings of the parties hereto with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise. To the extent they may legally do so, Seller and Buyer hereby agree that any such claim, demand, action, cause of action, or proceeding shall be decided by a court trial without a jury and that any party hereto may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the other party or parties hereto to waiver of its or their right to trial by jury.
     8.19 Section 1031 Exchange. Buyer and Seller may consummate the purchase and or sale of the Property as part of a so-called like kind exchange (the “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (i) the close of Escrow shall not be delayed or adversely affected by reason of the Exchange, nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to any obligations under this Agreement, (ii) the Exchange shall be effected through a qualified intermediary, and neither Buyer nor Seller shall be required to take an assignment of this Agreement or hold title to any real property for purposes of consummation the Exchange, and (iii) the party making the Exchange shall pay any additional costs that would not otherwise have been incurred by the other had the Exchange not been made. The terms of this Section 8.18 shall not affect or diminish the rights of either party hereto, and neither party shall be deemed to have warranted that the Exchange complies with Section 1031 of the Code.
     8.20 ERISA.
          8.19.1 As of the close of Escrow, (1) Buyer will not be an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as "Plan”), and (2) the assets of the Buyer will not constitute “plan assets” of one or more such Plans within the meaning of Department of Labor (“DOL”) Regulation Section 2510.3 101.
          8.20.2 As of the close of Escrow, if Buyer is a “governmental plan” as defined in Section 3(32) of ERISA, the close of Escrow of the sale of the Property will not constitute or result in a violation of state or local statutes regulating investments of and fiduciary obligations with respect to governmental plans.
          8.20.3 As of the close of Escrow, Buyer will be acting on its own behalf and not on account of or for the benefit of any Plan.
          8.20.4 Buyer has no present intent to transfer the Property to any entity, person or Plan which will cause a violation of ERISA.
          8.20.5 Buyer shall not assign its interest under this Agreement to any entity, person, or Plan which will cause a violation of ERISA.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year hereinabove written.

WEST OAHU MALL ASSOCIATES, LLC, a Hawaii limited liability company By: West Oahu Mall, Inc.
By	/s/ Joseph Daneshgar
Joseph Daneshgar
Its President

“Seller”

TNP ACQUISITIONS, LLC, a Delaware limited liability company
By:	/s/ Stephen Corea
Stephen Corea

“Buyer”

EXHIBIT A
LEGAL DESCRIPTION
PARCEL FIRST:
All of those certain parcels of land situate at Waianae and Lualualei, District of Waianae, City and County of Honolulu, State of Hawaii, described as follows:
LOTS 672-A, area 10.000 acres, more or less, as shown on Map 75, and
     514-C-2, area 1.000 acre, more or less, as shown on Map 59, the maps referred to herein by numbers are filed in the Office of the Assistant Registrar of the Land Court of the State of Hawaii with Land Court Application No. 1102 (amended) of Waianae Company;
Being land(s) described in Transfer Certificate of Title No. 739,839 issued to WEST OAHU MALL ASSOCIATES, LLC, a Hawaii limited liability company.
PARCEL SECOND:
All of that certain parcel of land situate at Waianae and Lualualei, District of Waianae, City and County of Honolulu, State of Hawaii, described as follows:
LOT 514-B-2, area 83,908 square feet, more or less, as shown on Map 276, filed in the Office of the Assistant Registrar of the Land Court of the State of Hawaii with Land Court Application No. 1102 (amended) of Waianae Company;
Being land(s) described in Transfer Certificate of Title No. 739,839 issued to WEST OAHU MALL ASSOCIATES, LLC, a Hawaii limited liability company.
PARCEL THIRD:
All of that certain parcel of land situate at Waianae and Lualualei, District of Waianae, City and County of Honolulu, State of Hawaii, described as follows:
LOT 672-B-1, area 2.689 acres, more or less, as shown on Map 386, filed in the Office of the Assistant Registrar of the Land Court of the State of Hawaii with Land Court Application No. 1102 (amended) of Waianae Company;
Being land(s) described in Transfer Certificate of Title No. 739,840 issued to WEST OAHU MALL ASSOCIATES, LLC, a Hawaii limited liability company.
END OF EXHIBIT A
Exhibit A-1

EXHIBIT B
TENANT ESTOPPEL FORM

TO:		(“Buyer”)

Attention:

TO:		(“Seller”)

Attention:

1. The undersigned, as Tenant of premises (the “Premises”) under that certain Lease dated                                               ,                      (the “Lease”) made                      with                                         , (“Landlord”), covering space in Landlord’s building (the “Building”) located at                                         ,                                          , hereby certifies to Buyer and Seller as follows:
     (a) That attached hereto as Exhibit “A” is a true, correct and complete copy of the Lease, together with all amendments, modifications, supplements, assignments or other agreements related thereto;
     (b) That the Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way except as set forth in Exhibit “A”;
     (c) That the Lease, as indicated in Exhibit “A,” represents the entire agreement between the parties as to said Lease;
     (d) That the Premises consists of                                          rentable square feet. Tenant’s pro rata share of operating, maintenance and repair expenses, and taxes, is                     %. Pursuant to the Lease, Tenant is entitled to rent                      unreserved parking spaces and                      reserved parking spaces.
     (e) Tenant has not entered into any sublease or assignment with respect to any portion of the Premises, except [List or, if none, state “None”];
     (f) Tenant has no rights to renew, extend or cancel the Lease or to lease additional space in the Building, except [List or, if none, state “None”];
Exhibit B-1

     (g) That, to the best of Tenant’s knowledge, there are no defaults by either Tenant or Landlord under the Lease, and no event has occurred or situation exists which, with the passage of time, the giving of notice, or both, would constitute a default under the Lease.
     (h) That the annual minimum rent currently payable under the Lease is $                                         and such rent has been paid through                                                   . No rents have been prepaid more than one (1) month in advance and full rental, including basic minimum rent, if any, has commenced to accrue;
     (i) That, to the best of Tenant’s knowledge, there are no existing defenses, offsets, claims or credits which the undersigned has against the enforcement of the Lease;
     (j) The undersigned has paid to Landlord a security deposit in the amount of $                                        ; and
     2. The undersigned acknowledges the rights of Buyer, Buyer’s lender(s), and Seller, as applicable, to rely upon the certifications and agreements in this Estoppel in connection with the proposed purchase of the Building by Buyer and/or its designee(s), successor(s) and/or assign(s) from Seller.
     EXECUTED this                      day of                                         , 200     .
[SIGNATURE BLOCK TO BE PROVIDED]
Exhibit B-2

EXHIBIT C
FORM OF LIMITED WARRANTY DEED
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AFTER RECORDATION, RETURN BY MAIL ( ) PICK-UP ( )
Total Pages:

TITLE OF DOCUMENT:
LIMITED WARRANTY DEED

PARTIES TO DOCUMENT:
GRANTOR: WEST OAHU MALL ASSOCIATES, LLC,
a Hawaii limited liability company
GRANTEE:

PROPERTY DESCRIPTION:	| LIBER/PAGE/DOCUMENT NO.: N/A
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| LAND COURT DOCUMENT NO.:
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| TRANSFER CERTIFICATE OF TITLE NO(S).:

Tax Map Key Nos. (1)
Exhibit C-1

LIMITED WARRANTY DEED
     THIS LIMITED WARRANTY DEED is made this                      day of                                          , 200      , by WEST OAHU MALL ASSOCIATES, LLC, a Hawaii limited liability company, whose mailing address is 1880 Century Park East, Suite 810, Los Angeles, California 90067 (hereinafter referred to as “Grantor”), in favor of                                         , whose mailing address is                                                               (hereinafter referred to as “Grantee”).
W I T N E S S E T H:
     Grantor, for and in consideration of the sum of TEN DOLLARS ($10.00) and other good and valuable consideration to Grantor paid by Grantee, receipt whereof is hereby acknowledged, does by these presents grant, bargain, sell and convey the real property described in Exhibit “A” hereto attached and expressly made a part hereof, unto Grantee;
     And the reversions, remainders, rents, issues and profits thereof and all of the estate, right, title and interest of Grantor, both at law and in equity, therein and thereto;
     TO HAVE AND TO HOLD the same, as to said real property, together with all buildings, improvements, tenements, hereditaments, rights, easements, privileges and appurtenances thereunto belonging or appertaining or held and enjoyed therewith unto Grantee as aforesaid, as tenant in severalty, absolutely and in fee simple forever (collectively referred to as “Property”).
     Grantor for itself and its successors and assigns, does hereby covenant and agree with Grantee that it has good right to convey such Property, that the interest of Grantor is free and clear from all encumbrances made by, through or under the Grantor, except as herein mentioned and current real property taxes, if any, which are to be prorated as of the date of recording of this instrument, and Grantor will WARRANT and DEFEND the same unto Grantee against the lawful claims and demands of all persons claiming by, through or under Grantor, except as aforesaid. The Property is conveyed to Grantee in As-Is physical condition.
     The terms “Grantor” and “Grantee”, as and when used herein, or any pronouns used in place thereof, shall mean and include the masculine or feminine, the singular or plural number, individuals, associations, trustees, limited liability companies, partnerships or corporations, and their and each of their respective successors in interest, heirs, personal representatives and permitted assigns, according to the context thereof. If these presents shall be signed by two or more Grantors or by two or more Grantees, all covenants of such parties shall for all purposes be joint and several.
     This document may be executed in counterparts. Each counterpart shall be executed by one or more of the parties to this document and the several counterparts shall constitute one document to the same effect as though the signatures of all of the parties were upon the same document.
Exhibit C-2

     IN WITNESS WHEREOF, Grantor and Grantee have executed these presents effective on the day and year first above written.

WEST OAHU MALL ASSOCIATES, LLC, a Hawaii limited liability company By: West Oahu Mall, Inc.

By
Joseph Daneshgar
Its President

“Grantor”

By:
Name:
Title:

“Grantee”
Exhibit C-3

STATE OF	)

) SS.
COUNTY OF	)

     On this                      day of                                         , before me personally appeared                                                             , to me personally known, who, being by me duly sworn or affirmed, did say that such person(s) executed the foregoing instrument as the free act and deed of such person(s), and if applicable in the capacity shown, having been duly authorized to execute such instrument in such capacity.

Type or print name: Notary Public, in and for said County and State. My commission expires:

STATE OF	)

) SS.
COUNTY OF	)

     On this                      day of                                         , before me personally appeared                                                             , to me personally known, who, being by me duly sworn or affirmed, did say that such person(s) executed the foregoing instrument as the free act and deed of such person(s), and if applicable in the capacity shown, having been duly authorized to execute such instrument in such capacity.

Type or print name: Notary Public, in and for said County and State. My commission expires:

Exhibit C-4

EXHIBIT “A”
PROPERTY DESCRIPTION
Exhibit “A”-1

EXHIBIT D
FORM OF BILL OF SALE
BILL OF SALE AND GENERAL ASSIGNMENT
     THIS BILL OF SALE AND GENERAL ASSIGNMENT (“Bill of Sale”) is executed and delivered on                     , 200      , by WEST OAHU MALL ASSOCIATES, LLC (“Seller”), and                                                              (“Buyer”).
     Pursuant to that Agreement of Purchase and Sale and Joint Escrow Instructions by and between Seller and Buyer, dated as of                      (“Purchase Agreement”), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller hereby grants, sells, conveys, assigns and transfers to Buyer, its successors and assigns, without warranty (except that Seller warrants that it is the lawful owner of the Personal Property, free and clear of all liens, security interests and encumbrances, other than liens of the Conduit Loan, as defined in the Purchase Agreement), absolutely, and not as security, all of Seller’s right, title and interest in and to (i) all Personal Property (as defined in the Purchase Agreement) owned by Seller and located on or used in connection with the Real Property (as defined in the Purchase Agreement) and any Improvements (as defined in the Purchase Agreement) located thereon (collectively, the ”Real Estate”), and (ii) any Intangible Property (as defined in the Purchase Agreement) related to the development, operation, management and use of the Real Estate, including (A) all development rights, building, use or other permits, approvals, authorizations, licenses and consents obtained from any governmental authority in connection with the development, use, operation and management of the Real Estate, (B) all property operating books and records maintained in connection with the ownership, development, construction, maintenance or operation of the Real Estate and those cntracts described on Exhibit “1” attached hereto (“Contracts”), (C) all preliminary, final and “as-built” plans and specifications respecting the Real Estate, (D) all physical, structural and environmental reviews, architectural drawings, and engineering, soil, seismic, geologic and architectural reports, studies and certificates and other documents pertaining to the Real Estate (including those which include comments by any building or safety engineer, inspector or other person who regularly makes such inspections), and (E) all warranties relating to the Real Estate or Personal Property, including its physical condition.
     Buyer hereby assumes all obligations of any nature whatsoever under the Contracts arising or accruing from and after the date hereof.
     In the event any party hereto institutes any action or proceeding against the other party with regard to this Assignment, the prevailing party in such action shall be entitled to recover, in addition to the cost of the suit, its reasonable attorneys’ fees and costs.
     This Assignment and the indemnities and obligations of the parties hereunder shall survive the Closing Date referred to in the Purchase Agreement and shall not be merged with the Limited Warranty Deed recorded at Closing Date, shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns, shall be governed by and construed in accordance with the laws of the State of Hawaii without regard to
Exhibit D-1

principles of conflicts of laws, and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith. Notwithstanding anything to the contrary herein, Seller shall have no liability whatsoever for any obligations under any of the Contracts that arise after the date of this Bill of Sale.
     This Assignment may be executed in counterparts, each of which shall be an original, and all of which counterparts, taken together, shall constitute one and the same agreement.
     IN WITNESS WHEREOF, this Bill of Sale is executed as of the date first above written.

WEST OAHU MALL ASSOCIATES, LLC, a Hawaii limited liability company By: West Oahu Mall, Inc.

By
Joseph Daneshgar
Its President

“Seller”

By
Name:
Title:

“Buyer”
Exhibit D-2

EXHIBIT E
FORM OF ASSIGNMENT AND ASSUMPTION OF LEASES
     THIS ASSIGNMENT AND ASSUMPTION (“Assignment”) is made this                      day of                                          , 200___, by and between WEST OAHU MALL ASSOCIATES, LLC (“Assignor”), and                                                              (“Assignee”).
WITNESSETH:
     WHEREAS, Assignor and Assignee are parties to that certain Agreement of Purchase and Sale and Joint Escrow Instructions (the “Purchase Agreement”) dated as of                     , respecting the sale of certain “Property” (as described in the Purchase Agreement). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.
     WHEREAS, under the Purchase Agreement, Assignor shall assign to Assignee and Assignee shall assume, to the extent transferable by Assignor, all of Assignor’s right, title and interest in and to all Leases.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, except as set forth in the Purchase Agreement, Assignor hereby assigns, sells, transfers, sets over and delivers unto Assignee all of Assignor’s estate, right, title and interest, accruing from and after the date hereof, in and to the leases set forth on Exhibit “1” attached hereto (“Leases”), and Assignee hereby accepts such assignment.
     Assignee hereby assumes all obligations of the landlord under the Leases arising or accruing from and after the date hereof.
     In the event any party hereto institutes any action or proceeding against the other party with regard to this Assignment, the prevailing party in such action shall be entitled to recover, in addition to the cost of the suit, its actual attorneys’ fees and costs.
     Assignor agrees to defend and indemnify Assignee and Assignee’s partners or members, and the respective trusts, trustees, beneficiaries, partners, members, officers, directors, shareholders, managers, employees, attorneys, agents and representatives of all such parties (collectively “Assignee Parties”) against and hold Assignee and the Assignee Parties harmless from any and all demands, claims, causes of action, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs and expert witness fees and costs) (collectively “Assignor Liabilities”) arising prior to the Close of Escrow and relating in any manner to the Leases, including, without limitation, all of Assignor’s obligations and liabilities under the Leases, arising or accruing prior to the Close of Escrow, including any actual or alleged breaches
Exhibit E-1

or defaults of Assignor under the Leases or any other Assignor Liabilities that may be now or hereafter pursued or asserted by any Lessee under a Lease (or any successor or assign of Lessee) against Assignee or any Assignee Parties.
     Assignee agrees to defend and indemnify Assignor and Assignor’s partners or members, and the respective trusts, trustees, beneficiaries, partners, members, officers, directors, shareholders, managers, employees, attorneys, agents and representatives of all such parties (collectively “Assignor Parties”) against and hold Assignor and the Assignor Parties harmless from any and all demands, claims, causes of action, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs and expert witness fees and costs) (collectively “Assignee Liabilities”) arising on or after the Close of Escrow and relating in any manner to the Leases, including, without limitation, all of Assignee’s obligations and liabilities under the Leases, arising or accruing on or after the Close of Escrow, including any actual or alleged breaches or defaults of Assignee under the Leases or any other Assignee Liabilities that may be pursued or asserted by any Lessee under a Lease (or any successor or assign of Lessee) against Assignor or any Assignor Parties
     This Assignment and the indemnities and obligations of the parties hereunder shall survive the Closing Date referred to in the Purchase Agreement and shall not be merged with the Limited Warranty Deed recorded on the Closing Date, shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns, shall be governed by and construed in accordance with the laws of the State of Hawaii without regard to principles of conflicts of laws, and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith. Notwithstanding anything to the contrary herein, Assignor shall have no liability whatsoever for any obligations under any of the Leases that arise after the Closing Date referred to in the Purchase Agreement.
     This Assignment shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns. This Assignment may be executed in counterparts, each of which shall be an original, and all of which counterparts, taken together, shall constitute one and the same agreement.
Exhibit E-2

     IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment as of the day and year first above written.

WEST OAHU MALL ASSOCIATES, LLC, a Hawaii limited liability company
By:	West Oahu Mall, Inc.

By:
Joseph Daneshgar
Its President

“Assignor”

By:
Name:
Title:

     “Assignee”
Exhibit E-3

EXHIBIT F
TRANSFEROR’S CERTIFICATION OF NON-FOREIGN STATUS
     WEST OAHU MALL ASSOCIATES, LLC (“Seller”) is the transferor of certain real property more particularly described on Exhibit A attached hereto (the “Property”).
     Section 1445 of the Internal Revenue Code of 1986 (the “Code”) provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax will not be required in connection with the disposition of the Property pursuant to that certain Agreement of Purchase and Sale and Joint Escrow Instructions dated as of                     , 2005 between Seller and                      (the “Sale Agreement”), the undersigned hereby certifies to Buyer the following:
     1. Seller is not a foreign corporation, foreign company, foreign trust or foreign estate, as those terms are defined in the Code and the regulations promulgated thereunder;
     2. Seller is not a disregarded entity as defined in §1.1445-2(b)(2)(iii),
     3. Seller’s U.S. employer identification number is                     , and
     4. Seller’s address is: c/o 3D Investments LLC, 433 N. Camden Dr. #900, Beverly Hills, CA 90210.
     It is understood that this Certification may be disclosed to the Internal Revenue Service and that any false statement contained herein could be punished by fine, imprisonment, or both.
     Seller understands that Buyer is relying on this Certification in determining whether withholding is required upon said transfer.
     Date:                                          , 200

WEST OAHU MALL ASSOCIATES, LLC, a Hawaii limited liability company By: West Oahu Mall, Inc.
By
Joseph Daneshgar
Its President

Exhibit F-1

SCHEDULE 1
SCHEDULE OF LEASES
•	Lease to State Of Hawaii Department Of Accounting And General Services dated January 5, 2007, lease agreement number 92-33-0549.

•	Lease to Kelsi, Inc. dba Sun’s Laundromat, Dated April 4, 2008

•	Lease to APS Healthcare Bethesda, Inc., Dated March 26, 2009.

•	Lease to Fil Manuel Tolete, Evangeline Tolete and Meleiton Collado, dba Fantastic Sam’s, Dated June 30, 2000 and Assigned to JT Maui, LLC August 8, 2003

•	Lease to United States of America, Dated March 13, 2009 and as amended.

•	Lease to The International City Of Refuge Christian Church Ministries, Dated December 22, 2005

•	Lease to Hai Thanh Tran and Minh-Huyen T. Nguyen dba Gold Plus, Dated April 1, 2005

•	Lease to Tel-West Companies dba Hassel Free Phone and Hassel Free Taxes, Dated October 15, 2007

•	Lease to Parents & Children Together, Dated August 6, 2003 and as amended

•	Lease to LC Southseas, LLC dba Little Caesar’s, Dated August 18, 2008

•	Lease to West Oahu Community Federal Credit Union, Dated November 19, 2004 and as amended

•	Lease to Radioshack Corporation, Dated June 4, 1992 and as amended

•	Lease to Blockbuster Corporation, Dated November 25, 1990 and as amended

•	Lease to State Of Hawaii by its Department Of Accounting And General Services dated January 5, 2007, lease agreement number 92-33-0550 and as amended.

•	Lease to Roger Christian Ede, O.D., Inc. Dated October 11, 1994 and as amended

•	Lease to Money Service Centers of Hawaii dba Pay Day Hawaii, Dated June 2, 2005

•	Lease to Island Wear Incorporated, Thanh Diep and Mui Diep, Dated November 19, 2004 and as amended

•	Lease to Bank of Hawaii, Dated January 11, 1999

•	Lease to Waianae District Comprehensive Health and Hospital Board, Inc., Dated January 24, 2003 (Units C-304b, C-305a, C-307, C-309, C-311 and C-300 and as amended

•	Lease to Waianae District Comprehensive Health and Hospital Board, Inc., Dated November 7, 2007 (Unit B202b)

•	Lease to Ocean Sports With Barry Kanaiaupuni, Barry Kanaiaupuni and Leslee Kanaiaupuni, Dated May 1, 2004 and as amended

•	Lease to Mi Ja Incorporated dba Hello Sushi, Dated August 12, 2008

•	Lease to Richard Craft dba Blazin Steaks, Dated May 13, 2009.

•	Lease to Hui on Fast Food, Dated January 26, 1996 and as amended

•	Lease to Longs Drugs California, Inc., Dated August 10, 2005

•	Lease to Jeans Warehouse, Inc., Dated May 26, 2005 and as amended.

•	Lease to Sugar Kane Realty, Inc., Dated April 1, 2005 and as amended.
Schedule 1 - 1

•	Lease to Savage Body 4 The BZ-U dba Curves for Women, LLC, Dated February 1, 2006 and as amended.

•	Lease to Waianae Chop Suey, Dated March 15, 1991 and as amended

•	Lease to Canyon Television and Appliance Rental, Inc lease dated June 14, 2005 and assigned to DPR Hawaii dba Aaron’s Sales and Lease on dated March 6, 2007

•	Lease to Si V. Nguyen dba Lovely Nails, dated April 10, 2006

•	Lease to Subway Real Estate Corp., Dated April 9, 2003 and as amended

•	Lease to American Savings Bank, Dated August 24, 1990 and as amended

•	Lease to Kazi Restaurants of Hawaii, Inc., Dated July 3, 2002

•	Lease to The Goodyear Tire and Rubber Company, Dated November 2, 1999 and as amended

•	Lease to City Mill Company, Ltd., Dated July 22, 1999

•	Lease to Coffee Partners Hawaii dba Starbucks Coffee, Dated January 19, 2006 and letter agreement re: security deposit

•	Lease to JJC Hawaii, LLC dba Jamba Juice, dated January 19, 2006 and letter agreement re: security deposit

•	Lease to Hawaii Pizza Hut, Inc., Dated July 21, 1989 and as amended.
Schedule 1 - 2

SCHEDULE 2
SCHEDULE OF CONTRACTS
Janitorial — Armstrong Building Maintenance
Landscape & Tree Trimming — Tony’s Landscape & Trees
Refuse Removal — Oahu Refuse, Honolulu Disposal Service, Inc.
Security — Securitas, Safeguard Services, Inc.
Air Conditioning (Mgmt Office) — Cornerstone Air Conditioning Service
Muzak — Hawaii Sound System
Pest Control — Terminix
Schedule 2 - 1

SCHEDULE 3
TENANT RENT ROLL
Schedule 3 - 1

SCHEDULE 4
OPERATING STATEMENTS
Schedule 4 - 1